Exhibit 10.1

LOAN AGREEMENT

by and among

SPIRE MISSOURI INC.,

as the Borrower,

THE BANKS FROM TIME TO TIME PARTY HERETO,

U.S. BANK NATIONAL ASSOCIATION,
as the Administrative Agent,

REGIONS BANK,

and

TD BANK, N.A.,

as Co-Syndication Agents,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agent,

BANK OF MONTREAL,

and

COMMERCE BANK,
as Managing Agents

January 5, 2023

U.S. BANK NATIONAL ASSOCIATION,

REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK,

TD BANK, N.A.,

and

WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	1

1.01	Definitions	1
1.02	Accounting Terms	25
1.03	Other Terms; Construction	25
1.04	Term SOFR Notification	26
1.05	Divisions	26

SECTION 2.	THE LOANS	27

2.01	Loans	27
2.02	Method of Borrowing	27
2.03	Notes	29
2.04	Duration of Interest Periods and Selection of Interest Rates	29
2.05	Interest Rates	31
2.06	Computation of Interest	32
2.07	Fees	33
2.08	Prepayments	33
2.09	General Provisions as to Payments	33
2.10	Funding Losses	35
2.11	Availability of Types of Borrowings; Adequacy of Interest Rate; Benchmark Replacement.	36
2.12	Illegality	38
2.13	Increased Cost	38
2.14	Base Rate Loans Substituted for Affected Loans	39
2.15	Capital Adequacy	39
2.16	Survival of Indemnities	39
2.17	Discretion of Banks as to Manner of Funding	39
2.18	Obligations of Banks are Several; Sharing of Payments	40
2.19	Substitution of Banks	40
2.20	Taxes	41
2.21	Defaulting Banks	44

SECTION 3.	Intentionally omitted.	45

SECTION 4.	CONDITIONS PRECEDENT	45

4.01	Conditions to Closing and Initial Loans	45

SECTION 5.	REPRESENTATIONS AND WARRANTIES	47

5.01	Corporate Existence and Power	47
5.02	Corporate Authorization	47
5.03	Binding Effect	48
5.04	Governmental and Third-Party Authorization	48
5.05	Litigation	48
5.06	Taxes	48
5.07	Subsidiaries	48
5.08	No Material Adverse Effect	49

-ii-

5.09	Financial Statements	49
5.10	Compliance With Other Instruments; None Burdensome	49
5.11	ERISA	49
5.12	Regulation U	49
5.13	Investment Company Act of 1940	50
5.14	Intentionally omitted	50
5.15	Labor Relations	50
5.16	Use of Proceeds	50
5.17	Compliance with Laws	50
5.18	Full Disclosure	50
5.19	Anti-Corruption Laws; Anti-Terrorism Laws; OFAC; Sanctions	51
5.20	No Default	51
5.21	Affected Financial Institutions	51

SECTION 6.	COVENANTS	51

6.01	Affirmative Covenants of the Borrower	51
6.02	Maximum Consolidated Capitalization Ratio	55
6.03	Negative Covenants of the Borrower	55
6.04	Use of Proceeds	58

SECTION 7.	EVENTS OF DEFAULT	58

SECTION 8.	ADMINISTRATIVE AGENT	60

8.01	Appointment and Authority	60
8.02	Rights as a Bank	61
8.03	Exculpatory Provisions	61
8.04	Reliance by Administrative Agent	62
8.05	Delegation of Duties	62
8.06	Resignation of Administrative Agent	63
8.07	Non-Reliance on Administrative Agent and Other Banks	63
8.08	No Other Duties, Etc.	64
8.09	Enforcement	64
8.10	Erroneous Payments.	64

SECTION 9.	GENERAL	65

9.01	No Waiver; Remedies Cumulative	65
9.02	Right of Set-Off	66
9.03	Costs and Expenses; General Indemnity	66
9.04	Notices	68
9.05	Consent to Jurisdiction; Waiver of Jury Trial	69
9.06	Governing Law	70
9.07	Amendments and Waivers	70
9.08	References; Headings for Convenience	71
9.09	Successors and Assigns	71
9.10	Entire Agreement	74
9.11	Severability	74

-iii-

9.12	Counterparts; Electronic Execution of Assignments; Document Imaging; Telecopy and PDF Signatures; Electronic Signatures	74
9.13	Confidentiality	75
9.14	USA Patriot Act Notice	76
9.15	Subsidiary Reference	76
9.16	No Fiduciary Duty	76
9.17	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	76
9.18	Certain ERISA Matters.	77
9.19	Acknowledgement Regarding Any Supported QFCs	78

Schedules

2.01	Commitments and Pro Rata Shares
2.02	Authorized Individuals
5.04	Authorizations
5.07	Subsidiaries
5.11	ERISA
9.04	Notice Addresses

Exhibits

A	Form of Note
B‑1	Form of Notice of Borrowing
B‑2	Form of Notice of Election
C	Form of Compliance Certificate
D	Form of Assignment and Assumption Agreement

-iv-

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made and entered into as of January 5, 2023, by and among SPIRE MISSOURI INC., a Missouri corporation (the “Borrower”), the Banks from time to time party hereto, U.S. BANK NATIONAL ASSOCIATION, as the Administrative Agent for the Banks, REGIONS BANK and TD BANK, N.A., as Co-Syndication Agents, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Documentation Agent and BANK OF MONTREAL, and COMMERCE BANK, as Managing Agents.

RECITALS

A.         The Borrower has requested that the Banks make available to the Borrower term loans in the aggregate principal amount of $250,000,000. The Borrower will use the proceeds of this facility for working capital and general corporate purposes.

B.         The Banks are willing to make available to the Borrower the term loan facility described herein, subject to and on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Banks and the Administrative Agent hereby mutually covenant and agree as follows:

SECTION 1.	DEFINITIONS.

1.01        Definitions. In addition to the terms defined elsewhere in this Agreement or in any Exhibit or Schedule hereto, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

“Account Designation Letter” shall mean a letter from the Borrower to the Administrative Agent, duly completed and signed by an Authorized Individual of the Borrower and in form and substance reasonably satisfactory to the Administrative Agent, listing any one or more accounts to which the Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.

“Acquisition” shall mean any transaction or series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any Subsidiary directly or indirectly (a) acquires all or substantially all of the assets comprising one or more business units of any other Person, whether through purchase of assets, merger or otherwise or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) at least (i) a majority (in number of votes) of the stock and/or other securities of a corporation having ordinary voting power for the election of directors (other than stock and/or other securities having such power only by reason of the happening of a contingency), (ii) a majority (by percentage of voting power) of the outstanding partnership interests of a partnership, (iii) a majority (by percentage of voting power) of the outstanding membership interests of a limited liability company or (iv) a majority of the ownership interests in any organization or entity other than a corporation, partnership or limited liability company.

“Adjusted Base Rate” shall mean for any day, a rate per annum equal to (a) the Base Rate for such day plus (b) the Applicable Rate for such day, in each case changing when and as the Base Rate or the Applicable Rate changes.

“Adjusted Term SOFR Screen Rate” shall mean, with respect to any Term SOFR Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) zero and (b) the sum of (i) the Term SOFR Screen Rate for such Interest Period, plus (ii) the SOFR Adjustment.

“Administrative Agent” shall mean US Bank, in its capacity as administrative agent for the Banks under this Agreement and certain of the other Transaction Documents and its successors in such capacity.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Bank” shall have the meaning ascribed thereto in Section 2.19.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, “control” shall mean the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, neither the Administrative Agent nor any Bank shall be deemed an “Affiliate” of the Borrower.

“Agreement” shall mean this Loan Agreement.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its affiliated companies concerning or relating to money-laundering, bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Applicable Rate” shall mean, at any time, with respect to Borrowings, (i) in the case of Term SOFR Loans, 0.80% per annum, and (ii) in the case of Base Rate Loans, 0.0% per annum.

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Bank, (ii) an Affiliate of a Bank, or (iii) a Person (or an Affiliate of a Person) that administers or manages a Bank.

“Arrangers” shall mean each of U.S. Bank, Regions Capital Markets, a Division of Regions Bank, TD Bank, N.A. and Wells Fargo Securities, LLC and each of their respective successors, in its capacity as Joint Lead Arranger.

“Assignee” shall have the meaning ascribed thereto in Section 9.09(c).

“Assignment and Assumption” shall mean an Assignment and Assumption entered into by any Bank or Assignee (with the consent of any Person whose consent is required by Section 9.09), substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

“Authorized Individuals” shall have the meaning ascribed thereto in Section 2.02(e).

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Party” is defined in Section 8.10(a).

“Banks” shall mean the banks from time to time party to this Agreement and their successors and permitted assigns.

“Base Rate” shall mean, for any day, a rate of interest per annum equal to the highest of (a) zero, (b) the Prime Rate for such day, (c) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum and (d) the Adjusted Term SOFR Screen Rate (without giving effect to the Applicable Rate) for a one-month Interest Period on such day (or if such day is not a Business Day or if the Term SOFR Screen Rate for such Business Day is not published due to a holiday or other circumstance that the Administrative Agent deems in its sole discretion to be temporary, the immediately preceding Business Day) for Dollars plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Adjusted Term SOFR Screen Rate shall be effective from the effective date of such change. If the Base Rate is being used when Term SOFR Borrowings are unavailable pursuant to Section 2.11, then the Base Rate shall be the highest of clauses (a), (b) and (c) above, without reference to clause (d) above.

“Base Rate Borrowing” when used in reference to any Borrowing, means that the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Base Rate.

“Base Rate Loan” when used in reference to any Loan, means that such Loan bears interest at a rate determined by reference to the Base Rate.

“Benchmark” shall mean, initially, in the case of Term SOFR Borrowings, the Term SOFR Screen Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.11, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 2.11.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	Daily Simple SOFR; or

(2)

the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with a Benchmark Replacement pursuant to clause (2) of the definition of Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Borrowing” and “Term SOFR Borrowing,” the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)

in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; and

(3)

in the case of an Early Opt-in Election, the Business Day specified by the Administrative Agent in the notice of the Early Opt-in Election provided to the Banks, so long as the Administrative Agent has not received, by 5:00 p.m. (Central time) on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Banks, written notice of objection to such Early Opt-in Election from Banks comprising the Required Banks.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by any of the entities referenced in clause (2) above announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 2.11(b), and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 2.11(b).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 CFR § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies or (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” shall have the meaning ascribed thereto in the introductory paragraph hereof.

“Borrower’s Obligations” shall mean any and all present and future indebtedness (principal, interest (including interest accruing after the filing of a petition or commencement of a case by or with respect to the Borrower seeking relief under any Debtor Relief Law and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding), fees, collection costs and expenses, attorneys’ fees and other amounts), liabilities and obligations (including, without limitation, indemnity obligations) of the Borrower to the Administrative Agent, any other Bank, or any other Person entitled thereto evidenced by or arising under or in respect of this Agreement, any Note and/or any other Transaction Document.

“Borrowing” shall mean Loans of the same Type, made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system; provided that, when used in connection with SOFR or the Term SOFR Screen Rate, the term “Business Day” excludes any day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Capital Stock” shall mean (a) with respect to any Person that is a corporation, any and all shares, interests or equivalents in Capital Stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (b) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease” shall mean any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP.

“Capitalized Lease Obligations” of any Person shall mean, as of the date of any determination thereof, the obligations of such Person to pay rent or other amounts under any Capitalized Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control Event” shall mean an event or series of events by which (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Capital Stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than thirty-five percent (35%) of the Capital Stock of the Parent entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Parent; (ii) a majority of the members of the board of directors (or other equivalent governing body) of the Parent shall not constitute Continuing Directors; or (iii) the Parent, or any one or more direct or indirect wholly-owned Domestic Subsidiaries of the Parent, shall fail to own legally or beneficially one hundred percent (100%) (by number of votes) of the Voting Stock of the Borrower.

“Closing Date” shall mean the first date upon which each of the conditions set forth in Section 4.01 shall have been satisfied or waived in accordance with the terms of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986.

“Commitment” shall mean, with respect to each Bank, the commitment of such Bank, to make a Loan to the Borrower pursuant to Section 2.01, as such commitment may be reduced or increased pursuant to assignments by or to such Bank pursuant to Section 9.09. The initial amount of each Bank’s Commitment with respect to the Loans is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Bank shall have assumed its Commitment, as applicable.

“Compliance Certificate” shall mean a fully completed and duly executed certificate substantially in the form of Exhibit C, together with a Covenant Compliance Worksheet.

“Consolidated Capitalization” shall mean, as of the date of any determination thereof, the sum of Consolidated Debt as of such day, plus Consolidated Net Worth as of such day, all determined on a consolidated basis and in accordance with GAAP.

“Consolidated Capitalization Ratio” shall mean, as of the date of any determination thereof, the ratio (expressed as a percentage) of Consolidated Debt as of such day to Consolidated Capitalization as of such day, all determined on a consolidated basis and in accordance with GAAP.

“Consolidated Debt” shall mean, as of the date of any determination thereof, all Debt of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis and in accordance with GAAP.

“Consolidated Net Worth” shall mean, as of the date of any determination thereof, the amount of the Capital Stock accounts (net of treasury stock, at cost) of the Borrower and its Subsidiaries as of such date, plus (or minus, in the case of a deficit) the surplus and retained earnings of the Borrower and its Subsidiaries as of such date, all determined on a consolidated basis and in accordance with GAAP.

“Continuing Directors” shall mean (i) the directors of the Parent on the Closing Date, (ii) those directors whose election or nomination to the board of directors (or equivalent governing body) of the Parent was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the board or other equivalent governing body and (iii) those directors whose election or nomination to the board of directors (or equivalent government body) of the Parent was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covenant Compliance Worksheet” shall mean a fully completed worksheet in the form of Attachment A to Exhibit C.

“Daily Simple SOFR” shall mean for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt” of any Person shall mean, as of the date of determination thereof, the sum of (a) all indebtedness of such Person for borrowed money or incurred in connection with the purchase or other acquisition of property (other than trade accounts payable incurred in the ordinary course of business not more than ninety (90) days past due) including, but not limited to, obligations of such Person evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made, plus (b) all Capitalized Lease Obligations of such Person, plus (c) the aggregate undrawn face amount of all letters of credit and/or surety bonds issued for the account and/or upon the application of such Person together with all unreimbursed drawings with respect thereto, plus (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, plus (e) all Disqualified Capital Stock issued by such Person, with the amount of indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, plus (f) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product (but excluding, for the avoidance of doubt, any lease that constitutes an operating lease and not a Capitalized Lease under GAAP), plus (g) all Guarantees by such Person of Debt of others, plus (h) for all purposes other than Section 6.02, the net obligations of such Person under any Swap Contracts, plus (i) all indebtedness of the types referred to in clauses (a) through (h) above (i) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (ii) secured by any Lien (other than leases qualified as operating leases under GAAP) on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is nonrecourse to the credit of such Person, the amount thereof being equal to the value of the property or assets subject to such Lien. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. For the avoidance of doubt and notwithstanding anything to the contrary set forth above, Permitted Commodity Hedging Obligations shall not constitute Debt for purposes of this Agreement.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Defaulting Bank” shall mean, subject to Section 2.21(b), any Bank that (a) has failed to perform any of its funding or issuing obligations hereunder, including in respect of its Loans, within three (3) Business Days of the date required to be funded by it hereunder, unless such Bank notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding or issuing (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding or issuing (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under any bankruptcy, insolvency or other similar laws, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) becomes the subject of a Bail-In Action; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by the Administrative Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower and each Bank.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (b) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (c) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (i) debt securities or (ii) any Capital Stock referred to in (a) or (b) above, in each case under (a), (b) or (c) above at any time on or prior to the first anniversary of the Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

“Dollar” or “$” shall mean dollars of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of any political subdivision of the United States.

“E-SIGN” shall mean the Federal Electronic Signatures in Global and National Commerce Act, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

“Early Opt-in Election” shall mean, if the then-current Benchmark is the Term SOFR Screen Rate, the joint election by the Administrative Agent and the Borrower to trigger a fallback from such Benchmark to the Benchmark Replacement, and a notification by the Administrative Agent to each of the other parties hereto of such election and the proposed Benchmark Replacement.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Environmental Laws” shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any Person (including any trade or business, whether or not incorporated) deemed to be under “common control” with, or a member of the same “controlled group” as, the Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean any of the following: (i) a failure to meet the minimum funding standard of Section 412 of the Code by the Borrower or an ERISA Affiliate, (ii) the application by the Borrower or an ERISA Affiliate for a funding waiver pursuant to Section 412 of the Code, (iii) the incurrence by the Borrower or an ERISA Affiliate of any Withdrawal Liability, or the receipt by the Borrower or an ERISA Affiliate of notice from a Multiemployer Plan that it is in insolvent pursuant to Section 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iv) the distribution by the Borrower or an ERISA Affiliate under Section 4041 of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (v) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or an ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (vi) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower or an ERISA Affiliate to enforce Section 515 of ERISA which is not dismissed within 30 days, (vii) the imposition upon the Borrower or an ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower or an ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA with respect to any Plan, or (viii) the engaging in or otherwise becoming liable for a Prohibited Transaction by the Borrower or an ERISA Affiliate.

“Erroneous Payment” shall have the meaning ascribed thereto in Section 8.10(a).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning ascribed thereto in Section 7.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Bank, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Bank (other than an assignee pursuant to a request by the Borrower under Section 2.19), any withholding tax that is imposed on amounts payable to such Foreign Bank at the time such Foreign Bank becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Bank’s failure or inability (other than as a result of a Regulatory Change) to comply with Section 2.20(e), except to the extent that such Foreign Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a) and (d) any U.S. Federal withholding taxes imposed by FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the greater of (a) zero percent (0.0%) and (b) the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Central time) on such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fee Letter” shall mean that certain Fee Letter, dated as of the date hereof, by and among US Bank and the Borrower, as the same may from time to time be amended, modified, extended, renewed or restated.

“Financial Officer” shall mean, with respect to the Borrower, the chief financial officer, vice president – finance, controller or treasurer of the Borrower.

“Fitch” shall mean Fitch Rating Services, Inc.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Screen Rate.

“Foreign Bank” shall mean, with respect to the Borrower, any Bank that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean, at any time, generally accepted accounting principles at such time in the United States (subject to the provisions of Section 1.02).

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” by any Person shall mean any obligation (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), contingent or otherwise, of such Person guaranteeing, or in effect guaranteeing, any indebtedness or other obligation of any other Person who is not a Subsidiary of the Borrower (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such indebtedness or obligation or any property constituting security therefor, or (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the primary obligor to make payment of the indebtedness or obligation or (iv) otherwise to assure the owner of the indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guarantee in respect of any Debt shall be deemed to be Debt equal to the then-outstanding principal amount of such Debt which has been guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited. “Guarantee” when used as a verb shall have a correlative meaning.

“Indemnified Liabilities” shall have the meaning ascribed thereto in Section 9.03(b).

“Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Indemnitees” shall have the meaning ascribed thereto in Section 9.03(b).

“Ineligible Institution” shall mean (a) a natural person, (b) a Defaulting Bank or such Bank’s parent, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

“Interest Period” shall mean, with respect to a Term SOFR Borrowing, a period of one or three months (in each case, subject to the availability thereof) commencing on a Business Day selected by the Borrower pursuant to this Agreement and ending on the day that corresponds numerically to such date one or three months thereafter; provided that:

(a)          any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Djay unless such succeeding Business Day falls in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)          any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)          no Interest Period shall extend beyond the Maturity Date; and

(d)          no tenor that has been removed from this definition pursuant to Section 2.11(b)(iv) may be available for selection by the Borrower.

“Investment” shall mean any investment (including, without limitation, any loan or advance) of the Borrower or any Subsidiary in or to any Person, whether payment therefor is made in cash or Capital Stock of the Borrower or any Subsidiary, and whether such investment is directly or indirectly by acquisition of Capital Stock or Debt, or by loan, advance, transfer of property out of the ordinary course of business, capital contribution, equity or profit sharing interest, extension of credit on terms other than those normal in the ordinary course of business or otherwise.

“Lending Office” shall mean, with respect to any Bank, the office of such Bank designated as such in such Bank’s Administrative Questionnaire or in connection with an Assignment and Assumption, or such other office as may be otherwise designated in writing from time to time by such Bank to the Borrower and the Administrative Agent. A Bank may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to Term SOFR Loans, such office may be a domestic or foreign branch or Affiliate of such Bank.

“Lien” shall mean any interest in any property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract, including, without limitation, any security interest, mortgage, deed of trust, pledge, hypothecation, judgment lien or other lien or encumbrance of any kind or nature whatsoever, any conditional sale or trust receipt, any lease, consignment or bailment for security purposes and any Capitalized Lease.

“Loan” shall mean any loan made by a Bank to the Borrower pursuant to this Agreement.

“Material Adverse Effect” shall mean (a) a material adverse effect on the properties, assets, liabilities, business, operations, or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the Borrower’s ability to perform any of its obligations under this Agreement, any Note, and/or any other Transaction Document or (c) a material adverse effect on the validity or enforceability against the Borrower of this Agreement or any Note.

“Material Subsidiary” shall mean any Subsidiary of the Borrower whose assets exceed 10% of the total consolidated assets of the Borrower and its Subsidiaries as of the end of the most recently completed fiscal year.

“Maturity Date” shall mean October 5, 2023.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

“Non-Consenting Bank” shall mean any Bank that does not approve a consent, waiver or amendment to any Transaction Document requested by the Borrower or the Administrative Agent that (i) requires the approval of all Banks (or all Banks directly affected thereby) in accordance with the terms of Section 9.07 and (ii) has been approved by the Required Banks.

“Notes” shall mean any promissory notes issued pursuant to this Agreement.

“Notice of Borrowing” shall have the meaning ascribed thereto in Section 2.02(a).

“Notice of Election” shall have the meaning ascribed thereto in Section 2.04(a).

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document.

“Parent” shall mean Spire Inc., a Missouri corporation.

“Participant” shall have the meaning ascribed thereto in Section 9.09(b).

“PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) of 2001, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Payment Recipient” shall have the meaning ascribed thereto in Section 8.10(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto.

“Permitted Commodity Hedging Obligations” shall mean, with respect to the Borrower or any Subsidiary of the Borrower, the obligations of the Borrower or such Subsidiary with respect to commodity agreements or other similar agreements or arrangements entered into in the ordinary course of business designed to protect against, or mitigate risks with respect to, fluctuations of commodity prices to which the Borrower or such Subsidiary is exposed in the conduct of its business so long as (a) the management of the Borrower or such Subsidiary has determined that entering into such agreements or arrangements are bona fide hedging activities which comply with the Borrower’s or such Subsidiary’s risk management policies and (b) such agreements or arrangements are not entered into for speculative purposes.

“Permitted Investment” shall mean, with respect to the Borrower or any Subsidiary of the Borrower, any Investment or Acquisition, or any expenditure or any incurrence of any liability to make any expenditure for an Investment or Acquisition, other than (a) any Investment or Acquisition the result of which would be to change substantially the nature of the business engaged in by the Borrower and its Subsidiaries, considered as a whole, as of the date of this Agreement, and reasonable extensions thereof, (b) any Investment that is in the nature of a hostile or contested Acquisition, and (c) any Investment that would result in a Default or Event of Default with respect to the Borrower or such Subsidiary; provided, that it is expressly agreed that all Investments under the Borrower’s or such Subsidiary’s gas supply risk management program are Permitted Investments.

“Permitted Liens” shall mean, with respect to the Borrower or any Subsidiary of the Borrower, any of the following:

(a)          Liens (i) created pursuant to the Transaction Documents, and (ii) on cash or deposits granted in favor of any swingline lender or letter of credit issuer to cash collateralize any defaulting lender's participation in swingline loans or letters of credit under any revolving credit facility to which the Borrower is a party from time to time, including, without limitation, the Amended and Restated Loan Agreement, dated as of July 22, 2022, among the Parent, the Borrower, Spire Alabama Inc., Wells Fargo Bank National Association, as the administrative agent, and the lenders any other parties thereto, as amended, renewed, restated, replaced, consolidated or otherwise modified from time to time;

(b)          Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace (not to exceed sixty (60) days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(c)          Liens in respect of property imposed by law such as materialmen’s, mechanics’, carriers’, warehousemen’s, processors’ or landlords’ and other nonconsensual statutory liens incurred in the ordinary course of business, which (i) are not overdue for a period of more than sixty (60) days, or if more than sixty (60) days overdue, no action has been taken to enforce such Liens or such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;

(d)          Liens arising from good faith performance of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of such Person’s business, including, without limitation, deposits and pledges of funds securing Permitted Commodity Hedging Obligations;

(e)          encumbrances in the nature of zoning restrictions, easements, rights of way or restrictions of record on the use of real property, which in the aggregate do not, in any material respect, impair the use thereof in the ordinary conduct of business;

(f)          Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(g)          Liens securing Debt incurred in connection with Capitalized Leases; provided that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related property and (ii) such Liens do not at any time encumber any property other than the property financed by such Debt;

(h)          Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.10 or securing appeal or other surety bonds relating to such judgments;

(i)          Liens on property (i) of any Person which are in existence at the time that such Person is acquired pursuant to an Acquisition that constitutes a Permitted Investment and (ii) of the Borrower or any of its Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Borrower or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Acquisition, purchase or other acquisition, (B) such Liens are not “blanket” or all asset Liens and (C) such Liens do not attach to any other property of the Borrower or any of its Subsidiaries;

(j)          (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary institution in connection with statutory, common law and contractual rights relating to liens, rights of set-off, recoupment or similar rights with respect to any deposit account or other fund of the Borrower or any Subsidiary thereof;

(k)          (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(l)          any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries or (ii) secure any Debt;

(m)          Liens incurred in connection with a Permitted Securitization by the Borrower or any of its Subsidiaries;

(n)          pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs;

(o)          Liens arising from good faith deposits in connection with or to secure performance of statutory obligation and surety and appeal bonds;

(p)          Liens on the proceeds of assets that were subject to Liens permitted hereunder or on assets acquired with such proceeds as a replacement of such former assets;

(q)          any Lien on any assets securing purchase money Debt or Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring, developing, operating, constructing, altering, repairing or improving all or part of such assets (including any pipeline assets); provided, other than with respect to Liens on pipeline assets, such Lien attached to such asset concurrently with or within ninety (90) days after the acquisition thereof, completion of construction, improvement or repair, or commencement of commercial operation of such assets;

(r)          Liens constituted by a right of set off or rights over a margin call account, or any form of cash collateral, or any similar arrangement, securing Permitted Commodity Hedging Obligations and/or physical trade obligations;

(s)          Liens under the indenture of mortgage and deed of trust, dated as of February 1, 1945, between The Laclede Gas Light Company (now known as Spire Missouri Inc.) and the trustee named therein, as supplemented or otherwise amended from time to time, that secure bonds or related Indebtedness issued from time to time pursuant thereto;

(t)          Liens not otherwise permitted hereunder securing Debt or other obligations in the aggregate principal amount not to exceed 15% of the Consolidated Net Worth of the Borrower at any time outstanding, less any amount outstanding under the Permitted Securitizations of the Borrower and its Subsidiaries; and

(u)          any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (a) through (t) for amounts not exceeding the principal of the indebtedness (including undrawn commitments) secured by the Lien so extended, renewed or replaced; provided that such extension, renewal or replacement Lien is limited to all or part of the same property or assets that were covered by the Lien extended, renewed, or replaced (plus improvements on such property or assets);

provided, however, notwithstanding the foregoing, Permitted Liens shall not include (1) other than the Permitted Securitizations, Liens on the accounts receivable of the Borrower and its Subsidiaries generated from the sale of natural gas, (2) Liens on the natural gas inventory of the Borrower and its Subsidiaries and (3) Liens imposed by ERISA, the creation of which would result in an Event of Default under Section 7.12.

“Permitted Securitization” shall mean any sale, assignment, conveyance, grant or contribution, or series of related sales, assignments, conveyances, grants or contributions, by the Borrower or any of its Subsidiaries of any accounts receivable and related rights from its sale of natural gas, and any supporting obligations and other financial assets related thereto not to exceed in the aggregate $100,000,000, that are transferred, or in respect of which security interests are granted in one or more transactions that are customary for asset securitizations of such receivables to a trust, corporation or other entity, where the purchase of such receivables is funded or exchanged in whole or in part by the incurrence or issuance by the purchaser, grantee or any successor entity of indebtedness or securities that are to receive payments from, or that represent interests in, the cash flow derived primarily from such receivables (provided, however, that “indebtedness” as used in this definition shall not include indebtedness incurred by any trust, partnership or other Person established by the Borrower or any of its Subsidiaries to implement a Permitted Securitization owed to the Borrower or any of its Subsidiaries, which indebtedness represents all or a portion of the purchase price or other consideration paid by such trust, partnership or other Person for such receivables or interests therein).

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, other entity of any kind or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) which is maintained or contributed to by the Borrower or an ERISA Affiliate.

“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” shall mean a rate per annum equal to the prime rate of interest announced from time to time by US Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as such prime rate changes.

“Prohibited Transaction” shall mean any transaction described in (a) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (b) Section 4975(c) of the Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code.

“Pro Rata Share” shall mean for the item at issue, with respect to each Bank, a fraction (expressed as a percentage), the numerator of which is the portion of such item owned or held by such Bank and the denominator of which is the total amount of such item owned or held by all of the Banks. For example, (a) if the amount of the Commitment of a Bank is $1,000,000 and the total amount of the Commitments of all of the Banks is $5,000,000, such Bank’s Pro Rata Share of the Commitments would be 20% and (b) if the original principal amount of a Loan is $5,000,000 and the portion of such Loan made by one Bank is $500,000, such Bank’s Pro Rata Share of such Loan would be 10%. As of the date of this Agreement, the Pro Rata Shares of the Banks with respect to the Commitments and the Loans are as set forth on Schedule 2.01 attached hereto and incorporated herein by reference.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchasing Bank” shall have the respective meanings ascribed thereto in Section 2.19.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 10:00 a.m. (Central time) on the day that is two Business Days before the date of such setting, and (2) if such Benchmark is not Term SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” shall have the meaning ascribed thereto in Section 9.09(h).

“Regulations D, T, U and X” shall mean Regulations D, T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as amended, and any successor regulations.

“Regulatory Change” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation, policy, guideline or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated or implemented by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Regulatory Change, regardless of the date enacted, adopted or issued.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Required Banks” shall mean if (i) at any time three (3) or fewer banks are party hereto as Banks, then Banks holding one-hundred percent (100%) of the aggregate amount of the Commitments or, if the Commitments have been terminated, one-hundred percent (100%) of the aggregate outstanding principal amount of the Loans or (ii) at any time more than three (3) banks are party hereto as Banks, Banks holding more than fifty percent (50%) of the aggregate amount of the Commitments or, if the Commitments have been terminated, more than fifty percent (50%) of the aggregate outstanding principal amount of the Loans of all of the Banks; provided that the Commitment of, and the portion of the Loans, as applicable, held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks.

“Requirement of Law” shall mean, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Transaction Documents.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean, at any time, an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by, or acting or purporting to act for or on behalf of, individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (i) the target of any Sanctions or (ii) located, organized or resident in any Sanctioned Country.

“Sanctions” shall mean:

(a) all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government and administered by OFAC, (ii) the United Nations Security Council, (iii) the European Union or (iv) His Majesty’s Treasury of the United Kingdom; and

(b) all economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce, the U.S. Department of the Treasury, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“Screen” has the meaning provided in the definition of Term SOFR Screen Rate.

“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Adjustment” shall mean 0.10% (10 basis points).

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity of which more than fifty percent (50%) of the issued and outstanding Capital Stock entitled to vote for the election of directors or persons performing similar functions (other than by reason of default in the payment of dividends or other distributions) is at the time owned or controlled, directly or indirectly, by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Borrower.

“Swap Contract” shall mean any interest rate or currency swap agreement, interest rate or currency future agreement, interest rate collar agreement, swap agreement (as defined in 11 U.S.C. § 101), interest rate or currency hedge agreement, and any put, call or other agreement or arrangement designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Bank or any Affiliate of a Bank).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” shall mean the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).

“Term SOFR Administrator’s Website” shall mean https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr, or any successor source for Term SOFR identified as such by the Term SOFR Administrator from time to time.

“Term SOFR Borrowing” shall mean a Borrowing that, except as otherwise provided in Section 2.05(b), bears interest at the applicable Term SOFR Rate.

“Term SOFR Loan” shall mean a Loan that, except as otherwise provided in Section 2.05(b), bears interest at the applicable Term SOFR Rate other than pursuant to clause (d) of the definition of Base Rate.

“Term SOFR Rate” shall mean, for the relevant Interest Period, the sum of (a) the Adjusted Term SOFR Screen Rate applicable to such Interest Period, plus (b) the Applicable Rate.

“Term SOFR Screen Rate” shall mean, for the relevant Interest Period, the Term SOFR rate quoted by the Administrative Agent from the Term SOFR Administrator’s Website or the applicable Bloomberg screen (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time) (the “Screen”) for such Interest Period, which shall be the Term SOFR rate published two Business Days before the first day of such Interest Period (such Business Day, the “Determination Date”). If as of 5:00 p.m. (New York time) on any Determination Date, the Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding Business Day for which such rate was published on such Screen so long as such first preceding Business Day is not more than three (3) Business Days prior to such Determination Date.

“Transaction Documents” shall mean this Agreement, the Fee Letter, the Notes and any and all other agreements, documents and instruments heretofore, now or hereafter delivered to the Administrative Agent or any Bank with respect to or in connection with or pursuant to this Agreement, any Loans made hereunder or any of the other Borrower’s Obligations, and executed by or on behalf of the Borrower, all as the same may from time to time be amended, modified, extended, renewed or restated.

“Type” shall refer to whether a Loan is a Base Rate Loan or a Term SOFR Loan.

“UETA” shall mean the Uniform Electronic Transactions Act as in effect in the State of New York, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment, if any.

“US Bank” shall mean U.S. Bank National Association.

“Voting Stock” shall mean, with respect to any corporation or other entity, any Capital Stock of such corporation or other entity whose holders are entitled under ordinary circumstances to vote for the election of directors (or Persons performing similar functions) of such corporation or other entity (irrespective of whether at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02        Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with, GAAP, applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered to the Banks prior to the Closing Date; provided that if the Borrower notifies the Administrative Agent that it wishes to amend any financial covenant in Section 6.02 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Section 6.02 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, plus or minus any associated unamortized original issue premium or discount, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

1.03        Other Terms; Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.04        Term SOFR Notification. The interest rate on Term SOFR Borrowings is determined by reference to the Adjusted Term SOFR Screen Rate, which is derived from Term SOFR. Section 2.11 provides a mechanism for (a) determining an alternative rate of interest if Term SOFR is no longer available or in the other circumstances set forth in Section 2.11, and (b) modifying this Agreement to give effect to such alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to Base Rate, Term SOFR, Term SOFR Rate, or other rates in the definition of Term SOFR Rate or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation, whether any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.11, will have the same value as, or be economically equivalent to, Term SOFR. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, Term SOFR, the Term SOFR Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.05        Divisions. For all purposes under the Transaction Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 2.	THE LOANS.

2.01        Loans. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, each Bank severally agrees to make loans (each a “Loan” and collectively the “Loans”) to the Borrower in Dollars in a single drawing on the Closing Date. Each Loan under this Section 2.01 which is a Base Rate Loan shall be for an aggregate principal amount of at least $500,000. Each Loan under this Section 2.01 which is a Term SOFR Loan shall be for an aggregate principal amount of at least $2,500,000. The aggregate principal amount of Loans which each Bank shall be required to make on the Closing Date shall not exceed the amount of such Bank’s Commitment; provided, however, that in no event shall the aggregate Loans exceed the aggregate Commitments of all of the Banks as of such date. Each Loan under this Section 2.01 shall be made from the Banks severally and ratably in proportion to their respective Pro Rata Shares with respect to the Commitments. Within the foregoing limits, the Borrower may prepay under Section 2.08 at any time. Amounts repaid or prepaid in respect of Loans may not be reborrowed. All Loans not paid prior to the Maturity Date, together with all accrued and unpaid interest thereon and all fees and other amounts owing by the Borrower to the Administrative Agent and/or any Bank with respect thereto, shall be due and payable on the Maturity Date. The failure of any Bank to make any Loan required under this Agreement shall not release any other Bank from its obligation to make Loans as provided herein. The Commitment of each Bank shall immediately and automatically terminate upon the earlier of (i) 3:00 p.m., New York time, on the Closing Date and (ii) the making of the Loans pursuant to this Section.

2.02        Method of Borrowing.

(a)          In order to make a borrowing of Loans (other than borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to Section 2.04), the Borrower shall give notice (a “Notice of Borrowing”) substantially in the form of Exhibit B-1 to the Administrative Agent by 11:00 a.m. (New York time) on the Business Day of each Base Rate Loan to be made to the Borrower, and by 11:00 a.m. (New York time) at least three (3) Business Days before each Term SOFR Loan to be made to the Borrower, specifying: (i) the date of such Loan, which shall be the Closing Date; (ii) the aggregate principal amount of such Loan; (iii) the initial Type of the Loan, provided that if the Borrower shall have failed to designate the Type of such Loan, the Borrower shall be deemed to have requested a borrowing comprised of Base Rate Loans; and (iv) in the case of a Term SOFR Loan, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, provided that if the Borrower shall have failed to select the duration of the applicable Interest Period, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

(b)          Not later than 2:00 p.m. (New York time) on the date of each Loan, each Bank shall make available its Pro Rata Share of such Loan, in Dollars and in funds immediately available to the Administrative Agent at its address specified in Schedule 9.04. The Administrative Agent will make the funds so received from the Banks available to the Borrower immediately thereafter at the Administrative Agent’s aforesaid address by crediting such funds to the deposit account specified by the Borrower on the Account Designation Letter (or such other account mutually agreed upon in writing between the Administrative Agent and the Borrower). The Administrative Agent shall not be required to make any amount available to Borrower hereunder except to the extent the Administrative Agent shall have received such amounts from the Banks as set forth herein, provided, however, that unless the Administrative Agent shall have been notified by a Bank prior to the time a Loan is to be made hereunder that such Bank does not intend to make its Pro Rata Share of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Bank has made such Pro Rata Share available to the Administrative Agent prior to such time, and the Administrative Agent may in reliance upon such assumption, but shall not be required to, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank and the Administrative Agent has made such amount available to the Borrower, the applicable Bank and the Borrower severally agree to pay to the Administrative Agent forthwith and on demand such corresponding amount, together with interest thereon in respect of each day during the period from and including the date such amount was made available to the Borrower to but excluding the date the Administrative Agent recovers such amount at (i) in the case of a payment to be made by such Bank, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the Adjusted Base Rate.

(c)          The obligations of the Banks hereunder to make Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Bank to make any Loan, to fund any such participation or to make any such payment on any date shall not relieve any other Bank of its corresponding obligation, if any, hereunder to do so on such date, but no Bank shall be responsible for the failure of any other Bank to so make its Loan or to make any such payment required hereunder.

(d)          Each Bank may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan to or for the account of such Bank in accordance with the terms of this Agreement.

(e)          The Borrower hereby irrevocably authorizes the Administrative Agent to rely on telephonic, telegraphic, facsimile, telex or written instructions of any person identifying himself or herself as one of the individuals listed on Schedule 2.02 attached hereto (or any other individual from time to time authorized to act on behalf of the Borrower pursuant to a resolution adopted by the Board of Directors of the Borrower and certified by the Secretary of the Borrower and delivered to the Administrative Agent) (the “Authorized Individuals”) with respect to any request to make a Loan or a repayment hereunder, and on any signature which the Administrative Agent believes to be genuine, and the Borrower shall be bound thereby in the same manner as if such individual were actually authorized or such signature were genuine; provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed on an Account Designation Letter. The Borrower may at any time deliver to the Administrative Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter. The Borrower also hereby agrees to defend and indemnify the Administrative Agent and each Bank and hold the Administrative Agent and each Bank harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) relating to or arising out of or in connection with the acceptance of instructions for making Loans or repayments under this Agreement; provided that the Administrative Agent and each Bank will not have any right to indemnification for any of the foregoing to the extent resulting from the Administrative Agent’s or such Bank’s own fraud, gross negligence or willful misconduct or a material breach in bad faith by the Administrative Agent or such Bank of its obligations hereunder, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction.

2.03        Notes.

(a)          If requested by any Bank, the Loans of such Bank to the Borrower shall be evidenced by a Note of the Borrower payable to the order of such Bank in a principal amount equal to the amount of such Bank’s Loans, each of which Notes shall be in substantially the form of Exhibit A attached hereto and incorporated herein by reference (with appropriate insertions) (collectively, as the same may from time to time be amended, modified, extended, renewed, restated or replaced (including, without limitation, any Note issued in full or partial replacement of an existing Note as a result of an assignment by a Bank), the “Notes”).

(b)          Intentionally omitted.

(c)          Each Bank shall record in its books and records the date, amount, Type and Interest Period (if any) of each Loan made by it to the Borrower and the date and amount of each payment of principal and/or interest made by the Borrower with respect thereto; provided, however, that the obligation of the Borrower to repay each Loan made by a Bank to the Borrower under this Agreement shall be absolute and unconditional, notwithstanding any failure of such Bank to make any such recordation or any mistake by such Bank in connection with any such recordation. The books and records of each Bank showing the account between such Bank and the Borrower shall be conclusive evidence of the items set forth therein in the absence of manifest error.

(d)          The Administrative Agent shall maintain the Register pursuant to Section 9.09(h), and a subaccount for each Bank, in which Register and subaccounts (taken together) shall be recorded (i) date, amount, Type and Interest Period (if any) of each such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder in respect of each such Loan and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of each such Loan and each Bank’s share thereof.

(e)          The entries made in the books, records and Register and subaccounts maintained pursuant to Section 2.03(c) (and, if consistent with the entries of the Administrative Agent, Section 2.03(d)) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Bank or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Bank in accordance with the terms of this Agreement.

2.04        Duration of Interest Periods and Selection of Interest Rates.

(a)          The duration of the initial Interest Period for each Term SOFR Loan shall be as specified in the Notice of Borrowing; provided, all Term SOFR Loans comprising a single borrowing must at all times have the same Interest Period. The Borrower may elect to continue each such Term SOFR Loan by selecting the duration of each subsequent Interest Period applicable to such Term SOFR Loan and the interest rate to be applicable during such subsequent Interest Period (and the Borrower shall have the option (i) in the case of any Base Rate Loan, to elect that such Base Rate Loan be converted into a Term SOFR Loan and the Interest Period to be applicable thereto, and (ii) in the case of any Term SOFR Loan, to elect that such Term SOFR Loan be converted into a Base Rate Loan), in each case by giving written notice of such election to the Administrative Agent (each a “Notice of Election”) substantially the form of Exhibit B-2 by 11:00 a.m. New York time on the Business Day of the end of the immediately preceding Interest Period applicable thereto, in the case of the election of the Adjusted Base Rate, and by 11:00 a.m. New York time at least three (3) Business Days before the end of the immediately preceding Interest Period applicable thereto, in the case of the election of the Adjusted Term SOFR Screen Rate; provided, however, that notwithstanding the foregoing, in addition to and without limiting the rights and remedies of the Administrative Agent and the Banks under Section 7 hereof, (A) any such election that Term SOFR Loans be converted into Base Rate Loans shall involve an aggregate principal amount of not less than $500,000; any such election that Base Rate Loans be converted into, or any continuation of, Term SOFR Loans shall involve an aggregate principal amount of not less than $2,500,000; and no partial conversion of Term SOFR Loans made pursuant to a single borrowing shall reduce the outstanding principal amount of such Term SOFR Loans to less than $2,500,000, (B) except as otherwise provided in Section 2.12, Term SOFR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a Term SOFR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower will pay, upon such conversion, all amounts required under Section 2.10 to be paid as a consequence thereof), and (C) so long as any Default or Event of Default under this Agreement has occurred and is continuing, Borrower shall not be permitted to continue any Term SOFR Loan as a Term SOFR Loan or to convert any Base Rate Loan into a Term SOFR Loan.

(b)          Each Notice of Election shall specify (i) the date of such election (which shall be a Business Day), (ii) in the case of an election that a Base Rate Loan be converted into a Term SOFR Loan, or a continuation of, Term SOFR Loans, the Interest Period to be applicable thereto, and (iii) the aggregate amount and Type of the Loans being converted or continued. Upon receipt of a Notice of Election by the Borrower to the Administrative Agent under this Section 2.04, the Administrative Agent shall notify each Bank by 12:00 p.m. New York time on the date of receipt of such notice (which must be a Business Day) of the contents thereof. If the Administrative Agent does not receive a Notice of Election for a Loan pursuant to this Section 2.04(b) as specified herein, with respect to any outstanding Term SOFR Loans, such Term SOFR Loans shall automatically be converted into Base Rate Loans upon the expiration of the current Interest Period applicable thereto (unless repaid pursuant to the terms hereof). In the event the Borrower shall have failed to select in a Notice of Election the duration of the Interest Period to be applicable to any conversion into, or continuation of, Term SOFR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

(c)          Borrower may not have outstanding more than eight (8) Term SOFR Loan Interest Periods at any one time.

2.05        Interest Rates.

(a)          So long as no Event of Default under this Agreement has occurred and is continuing, each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Base Rate Loan is made until it becomes due, at a rate per annum equal to the Adjusted Base Rate. Interest shall be payable monthly in arrears on the first Business Day of each calendar month commencing on the first such date after such Base Rate Loan is made, and at the maturity of the Loans (whether by reason of acceleration or otherwise); provided, that in the event the Loans are repaid or prepaid in full and the Commitments have been terminated, then accrued interest in respect of all Base Rate Loans shall be payable together with such repayment or prepayment on the date thereof. (i) Immediately upon the occurrence and during the continuance of an Event of Default under Sections 7.01, 7.02, 7.07, 7.08 or (ii) at the election of the Required Banks (or the Administrative Agent at the direction of the Required Banks), upon the occurrence and during the continuance of any other Event of Default, each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Base Rate Loan is made until it becomes due, at a rate per annum equal to two percent (2%) over and above the Adjusted Base Rate and such default interest shall be payable on demand. From and after the maturity of the Loans, whether by reason of acceleration or otherwise, each Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to two percent (2%) over and above the Adjusted Base Rate.

(b)          So long as no Event of Default under this Agreement has occurred and is continuing, each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the Term SOFR Rate. Interest shall be payable for each Interest Period on the last day thereof and at the maturity of the Loans (whether by reason of acceleration or otherwise); provided, that in the event all Term SOFR Loans made pursuant to a single borrowing are repaid or prepaid in full, then accrued interest in respect of such Term SOFR Loans shall be payable together with such repayment or prepayment on the date thereof. (i) Immediately upon the occurrence and during the continuance of an Event of Default under Sections 7.01, 7.02, 7.07, 7.08 or (ii) at the election of the Required Banks (or the Administrative Agent at the direction of the Required Banks), upon the occurrence and during the continuance of any other Event of Default, each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to two percent (2%) over and above the Term SOFR Rate and such default interest shall be payable on demand. From and after the maturity of the Loans, whether by reason of acceleration or otherwise, each Term SOFR Loan shall bear interest, payable on demand, for each day until paid, at a rate per annum equal to two percent (2%) over and above the Term SOFR Rate.

(c)          Intentionally omitted.

(d)          The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and its determination thereof shall be conclusive in the absence of manifest error.

(e)          (i) Immediately upon the occurrence and during the continuance of an Event of Default under Sections 7.01, 7.02, 7.07, 7.08 or (ii) at the election of the Required Banks (or the Administrative Agent at the direction of the Required Banks), upon the occurrence and during the continuance of any other Event of Default, all other overdue Borrower’s Obligations (other than Borrower’s Obligations specified in subsections (a) and (b) above) shall bear interest at a rate per annum equal to two percent (2%) over and above the Adjusted Base Rate and such default interest shall be payable on demand. For the avoidance of doubt, interest shall continue to accrue on the Borrower’s Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(f)          Nothing contained in this Agreement or in any other Transaction Document shall be deemed to establish or require the payment of interest to any Bank at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Bank on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Bank, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Bank, if from time to time thereafter the amount of interest payable for the account of such Bank on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Bank, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Bank has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

(g)          The Administrative Agent shall promptly notify the Borrower and the Banks upon determining the interest rate for each borrowing of Term SOFR Loans after its receipt of the Notice of Borrowing or the relevant Notice of Election, and upon each change in the Prime Rate; provided, however, that the failure of the Administrative Agent to provide the Borrower or the Banks with any such notice shall neither affect any obligations of the Borrower or the Banks hereunder nor result in any liability on the part of the Administrative Agent to the Borrower or any Bank. Each such determination shall, absent manifest error, be conclusive and binding on all parties hereto.

(h)          In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. The Administrative Agent will promptly notify the Borrower and the Banks of the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use or administration of Term SOFR.

2.06        Computation of Interest. Interest on Base Rate Loans when the Base Rate is determined by the Prime Rate shall be computed on the basis of a year of 365/366 days and paid for the actual number of days elapsed (including the first day but excluding the last day). All other computations of fees and interest provided hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

2.07        Fees. The Borrower shall pay to the Administrative Agent and the Banks such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

2.08        Prepayments.

(a)          The Borrower may, upon notice to the Administrative Agent, given not later than 11:00 a.m. New York time on the date of such prepayment, specifying that it is prepaying the Base Rate Loans, prepay without penalty or premium the Base Rate Loans in whole at any time or in part in amounts aggregating at least $500,000 from time to time, by paying the principal amount to be paid. Each such optional prepayment shall be applied to pay the Base Rate Loans of the several Banks in proportion to their respective Pro Rata Shares.

(b)          The Borrower may, upon at least three (3) Business Days’ notice to the Administrative Agent, given not later than 11:00 a.m., New York time, specifying that it is prepaying the Term SOFR Loans, prepay the Term SOFR Loans to which a given Interest Period applies, in whole, or in part in amounts aggregating at least $2,500,000, by paying the principal amount to be paid together with all accrued and unpaid interest thereon to and including the date of payment and any funding losses and other amounts payable under Section 2.10; provided, however, that in no event may the Borrower make a partial prepayment of Term SOFR Loans which results in the total outstanding Term SOFR Loans with respect to which a given Interest Period applies being less than $2,500,000. Each such optional prepayment shall be applied to pay the Term SOFR Loans of the several Banks in proportion to their respective Pro Rata Shares.

(c)          Each notice of prepayment under this Section 2.08 shall specify the proposed date of such prepayment and the aggregate principal amount and Type of the Loans to be prepaid (and, in the case of Term SOFR Loans, the applicable Interest Period), and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein. Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s Pro Rata Share of such prepayment and such notice shall not thereafter be revocable by the Borrower; provided that if such notice has also been furnished to the Banks, the Administrative Agent shall have no obligation to notify the Banks with respect thereto.

2.09        General Provisions as to Payments.

(a)          The Borrower shall make each payment of principal of, and interest on, the Loans and of fees and all other amounts payable by the Borrower under this Agreement, not later than 1:00 p.m. New York time on the date when due and payable, without condition or deduction for any counterclaim, defense, recoupment or setoff, in Dollars in funds immediately available in New York, New York to the Administrative Agent at its address specified in Schedule 9.04. All payments received by the Administrative Agent after 1:00 p.m. New York time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent will distribute to each Bank in immediately available funds its Pro Rata Share of each such payment received by the Administrative Agent for the account of the Banks by 3:00 p.m. New York time on the day of receipt of such payment by the Administrative Agent if such payment is received by the Administrative Agent from the Borrower by 1:00 p.m. New York time on such day or by 1:00 p.m. New York time on the next succeeding Business Day if such payment is received by the Administrative Agent from the Borrower after 1:00 p.m. New York time on such day. Any such payment owed by the Administrative Agent to any Bank which is not paid within the applicable time period shall bear interest until paid (payable by the Administrative Agent) at the Federal Funds Effective Rate. Whenever any payment of principal of, or interest on, the Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon, at the then applicable rate, shall be payable for such extended time.

(b)          Notwithstanding the foregoing or any contrary provision hereof, if any Bank shall fail to make any payment required to be made by it hereunder to the Administrative Agent, then the Administrative Agent may, in its discretion, apply any amounts thereafter received by the Administrative Agent for the account of such Bank to satisfy such Bank’s obligations to the Administrative Agent, until all such unsatisfied obligations are fully paid.

(c)          Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Banks severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)          Notwithstanding any other provision of this Agreement or any other Transaction Document to the contrary, all amounts collected or received by the Administrative Agent or any Bank after acceleration of the Loans pursuant to Section 7 shall be applied by the Administrative Agent as follows:

(i)        first, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of an Event of Default under Sections 7.07 or 7.08) of the Administrative Agent in connection with enforcing the rights of the Banks under the Transaction Documents;

(ii)       second, to the payment of any fees owed to the Administrative Agent hereunder or under any other Transaction Document;

(iii)        third, to the payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of an Event of Default under Sections 7.07 or 7.08) of each of the Banks in connection with enforcing its rights under the Transaction Documents or otherwise with respect to the Borrower’s Obligations owing to such Bank;

(iv)        fourth, to the payment of all of the Borrower’s Obligations consisting of accrued fees and interest (including, without limitation, fees incurred and interest accruing at the then applicable rate after the occurrence of an Event of Default under Sections 7.07 or 7.08 irrespective of whether a claim for such fees incurred and interest accruing is allowed in such proceeding);

(v)        fifth, to the payment of the outstanding principal amount of Borrower’s Obligations;

(vi)       sixth, to the payment of all other Borrower’s Obligations and other obligations that shall have become due and payable under the Transaction Documents or otherwise and not repaid; and

(vii)      seventh, to the payment of the surplus (if any) to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (A) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (B) all amounts shall be apportioned ratably among the Banks in proportion to the amounts of such principal, interest, fees or other Borrower’s Obligations owed to them respectively pursuant to clauses (iii) through (vi) above.

(e)          The Borrower will not fund all or part of any repayment of the Borrower’s Obligations out of proceeds derived from transactions which would be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions.

2.10        Funding Losses. Notwithstanding any provision contained in this Agreement to the contrary, (a) if for any reason there occurs any payment of principal or conversion with respect to any Term SOFR Loan (pursuant to Sections 2 or 7 or otherwise) on any day other than the last day of the Interest Period applicable thereto (including as a consequence of any assignment made pursuant to Section 2.19 or any acceleration of the Loans under Section 7), (b) if the Borrower fails to borrow or pay any Term SOFR Loan after notice has been given by the Borrower to the Administrative Agent in accordance with Section 2.02, 2.04, 2.08 or otherwise, (c) if the Borrower fails to make any prepayment of any Term SOFR Loan on the date specified in a notice of prepayment given by the Borrower, (d) if there is any other failure by the Borrower to make any payments with respect to Term SOFR Loans when due hereunder or (e) any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.19, the Borrower shall reimburse each Bank on demand for any resulting losses and expenses incurred by it, including, without limitation, any losses incurred in obtaining, liquidating or employing deposits from third parties but excluding any loss of margin for the period after any such payment; provided that (i) with respect to losses resulting from the circumstances described in clause (a), the Borrower shall not reimburse any Bank if such losses are the result of a default by such Bank and (ii) such Bank shall have delivered to the Borrower a certificate setting forth in reasonable detail the calculation of the amount of such losses and expenses, which calculation shall be conclusive in the absence of manifest error.

2.11        Availability of Types of Borrowings; Adequacy of Interest Rate; Benchmark Replacement.

(a)         Availability of Term SOFR Borrowings. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, but subject to Section 2.11(b), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Banks notify the Administrative Agent that the Required Banks have determined, that:

(i)          for any reason in connection with any request for a Term SOFR Borrowing or a conversion or continuation thereof that the Adjusted Term SOFR Screen Rate for any requested Interest Period with respect to a proposed Term SOFR Borrowing does not adequately and fairly reflect the cost to such Banks of the funding such Loans, or

(ii)          the interest rate applicable to Term SOFR Borrowings for any requested Interest Period is not ascertainable or available (including, without limitation, because the applicable Screen (or on any successor or substitute page on such screen) is unavailable) and such inability to ascertain or unavailability is not expected to be permanent, then the Administrative Agent shall suspend the availability of Term SOFR Borrowings (and promptly notify the Borrower of such suspension and any resumption of such availability) and require any affected Term SOFR Borrowings to be repaid or converted to Base Rate Borrowings, subject to the payment of any funding indemnification amounts required by Section 2.10. Benchmark Replacement.

(i)        Benchmark Transition Event; Early Opt-in Election. Notwithstanding anything to the contrary herein or in any other Transaction Document (and any Swap Contract shall be deemed not to be a “Transaction Document” for purposes of this Section 2.11(b)), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks.

(ii)        Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(iii)        Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Banks of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Benchmark Replacement Conforming Changes. The Administrative Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.11(b)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 2.11(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 2.11(b).

(iv)        Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Screen Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove any tenor of such Benchmark that is unavailable or non-representative for any Benchmark settings and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)        Benchmark Unavailability Period. Upon notice to the Borrower by the Administrative Agent in accordance with Section 9.04 of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 2.11(b), the Borrower may revoke any request for a Term SOFR Borrowing, or any request for the conversion or continuation of a Term SOFR Borrowing to be made, converted or continued during any Benchmark Unavailability Period at the end of the applicable Interest Period, and, failing that, the Borrower will be deemed to have converted any such request at the end of the applicable Interest Period into a request for a Base Rate Borrowing or conversion to a Base Rate Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

2.12        Illegality. If, after the Closing Date, any Bank shall have determined that a Regulatory Change shall make it unlawful or impossible for such Bank to make, maintain, convert, continue or fund its Loans whose interest rate is determined by reference to a then-current Benchmark to the Borrower, such Bank shall forthwith give notice thereof to the Administrative Agent and the Borrower. Upon such notice (a) the Borrower shall convert all of its then outstanding Loans based on such Benchmark from such Bank on either (i) the last day of the then current Interest Period applicable to such Loan based on such Benchmark if such Bank may lawfully continue to maintain and fund such Loan based on such Benchmark to such day or (ii) immediately if such Bank may not lawfully continue to fund and maintain such Loan based on such Benchmark to such day, to a Base Rate Loan in an equal principal amount (interest accrued on each such affected Loan prior to any such conversion shall be due and payable on the date of such conversion together with any funding losses and other amounts due under Section 2.10), (b) the obligation of such Bank to make, to convert Base Rate Loans into, or to continue Loans based on such Benchmark shall be suspended (including pursuant to any borrowing for which the Administrative Agent has received a Notice of Election but for which the date of such conversion or continuation has not arrived), and (c) any Notice of Election given at any time thereafter with respect to Loans based on such Benchmark shall, as to such Bank, be deemed to be a request for a conversion into Base Rate Loans, in each case until such Bank shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrower.

2.13        Increased Cost. If any Regulatory Change: (i) shall subject any Bank to any Tax or other charge with respect to this Agreement or any Loans made by it or shall change the basis of taxation of payments to any Bank in respect thereof (of the principal of or interest on its Loans or any other amounts due under this Agreement in respect of its Loans or its obligation to make Loans (except for Indemnified Taxes or Other Taxes covered by Section 2.20 and the imposition of, or any change in the rate of, any Excluded Tax payable by or with respect to amounts payable to such Bank); or (ii) shall impose, modify or deem applicable any reserve, special deposit, capital, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or committed to be extended or participated in by, any Bank; or (iii) shall, with respect to any Bank or any applicable interbank market impose, modify or deem applicable any other condition affecting this Agreement or such Bank’s Loans; and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D, to impose a cost on or increase the cost to) such Bank of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Bank under this Agreement, then upon notice by such Bank to the Administrative Agent and the Borrower, which notice shall set forth such Bank’s supporting calculations and the details of the Requirements of Law, the Borrower shall pay such Bank, as additional interest, such additional amount or amounts as will compensate such Bank for such increased cost or reduction. The determination by any Bank under this Section of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount or amounts, the Banks may use any reasonable averaging and attribution methods.

2.14        Base Rate Loans Substituted for Affected Loans. If notice has been given by a Bank pursuant to Sections 2.11 or 2.12 or by the Borrower pursuant to Section 2.13 requiring Loans whose interest rate is determined by reference to a then-current Benchmark of any Bank to be repaid, then, unless and until such Bank notifies the Administrative Agent and the Borrower that the circumstances giving rise to such repayment no longer apply, all Loans which would otherwise be made by such Bank to the Borrower as Loans based on such Benchmark shall be made instead as Base Rate Loans. Such Bank shall promptly notify the Administrative Agent and the Borrower if and when the circumstances giving rise to such repayment no longer apply.

2.15        Capital Adequacy. If, after the date of this Agreement, any Bank shall have determined in good faith that a Regulatory Change affecting such Bank or any Lending Office of such Bank or such Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Bank’s capital or on the capital of such Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Bank or the Loans made by such Bank to a level below that which such Bank or such Bank’s holding company could have achieved but for such Regulatory Change (taking into consideration such Bank’s policies and the policies of such Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank’s holding company for any such reduction suffered. All determinations made in good faith by such Bank of the additional amount or amounts required to compensate such Bank in respect of the foregoing shall be conclusive in the absence of manifest error. In determining such amount or amounts, such Bank may use any reasonable averaging and attribution methods. No amount payable pursuant to this Section 2.15 shall be duplicative of any amount payable pursuant to Section 2.13.

2.16        Survival of Indemnities. All indemnities and all provisions relating to reimbursement to the Banks of amounts sufficient to protect the yield to the Banks with respect to the Loans, including, without limitation, Sections 2.10, 2.13 and 2.15 hereof, shall survive the payment of the Loans, termination of the Commitments and the other Borrower’s Obligations and the expiration or termination of this Agreement. Notwithstanding the foregoing, if any Bank fails to notify the Borrower of any funding loss or increased costs or reduction incurred which would entitle such Bank to compensation pursuant to Sections 2.10, 2.13 and/or 2.15 hereof within ninety (90) days after such Bank obtains knowledge of such funding loss or increased costs or reduction, then such Bank shall not be entitled to any compensation from the Borrower for such funding loss or increased costs or reduction.

2.17        Discretion of Banks as to Manner of Funding. Notwithstanding any provision contained in this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans whose interest rate is determined by reference to a then-current Benchmark in any manner it elects, it being understood, however, that for purposes of this Agreement all determinations hereunder (including, without limitation, the determination of each Bank’s funding losses and expenses under Section 2.10) shall be made as if such Bank had actually funded and maintained each Loan based on such Benchmark through the purchase of deposits having a maturity corresponding to the maturity of the applicable Interest Period relating to the applicable Loan based on such Benchmark and bearing an interest rate equal to the applicable Benchmark.

2.18        Obligations of Banks are Several; Sharing of Payments.

(a)          The obligations of the Banks hereunder to make Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Bank to make any Loan or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Bank of its corresponding obligation to do so on such date, and no Bank shall be responsible for the failure of any other Bank to so make its Loan or to make its payment under Section 9.03(c).

(b)          The Banks agree among themselves that, in the event that any Bank shall directly or indirectly obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, banker’s lien or counterclaim, through the realization, collection, sale or liquidation of any collateral or otherwise) on account of or in respect of any of the Loans or any of the other Borrower’s Obligations in excess of its Pro Rata Share of all such payments, such Bank shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) from the other Banks participations in the Loans or other Borrower’s Obligations owed to such other Banks in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that the Banks share such payment ratably in accordance with their respective Pro Rata Shares of the outstanding Loans and other Borrower’s Obligations. The Banks further agree among themselves that (i) if any such excess payment to a Bank shall be rescinded or must otherwise be restored, the other Banks which shall have shared the benefit of such payment shall, by repurchase of participation theretofore sold, or otherwise, return its share of that benefit to the Bank whose payment shall have been rescinded or otherwise restored, without interest and (ii) the provisions of this Section shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement. Borrower agrees that any Banks so purchasing a participation in the Loans or other Borrower’s Obligations to the other Banks may exercise all rights of set-off, banker’s lien and/or counterclaim as fully as if such Banks were a holder of such Loan or other Borrower’s Obligations in the amount of such participation. If under any applicable Debtor Relief Law any Bank receives a secured claim in lieu of a set-off to which this Section 2.18 would apply, such Banks shall, to the extent practicable, exercise their rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section 2.18 to share in the benefits of any recovery of such secured claim.

2.19        Substitution of Banks. If (i) the obligation of any Bank to make Loans whose interest rate is determined by reference to a then-current Benchmark has been suspended pursuant to Section 2.12, (ii) any Bank has demanded compensation under Sections 2.13 and/or 2.15 or payments from Borrower under Section 2.20 or (iii) any Bank becomes a Defaulting Bank or Non-Consenting Bank (in each case, an “Affected Bank”), the Borrower shall have the right, with the assistance of the Administrative Agent, to, without recourse (and in accordance with and subject to the restrictions contained in, and consents required by, Section 9.09), seek a mutually satisfactory substitute bank or banks (which may be one or more of the Banks) (each a “Purchasing Bank”) to purchase the Loan and Note, if any, and assume the Commitment of such Affected Bank. The Affected Bank shall be obligated to sell its Loan and Note, if any, and assign all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.13, 2.15 or 2.20) and obligations under the Transaction Documents to such Purchasing Bank or Purchasing Banks within fifteen (15) days after receiving notice from the Borrower requiring it to do so, at an aggregate price equal to the outstanding principal amount of such Loan, plus unpaid interest accrued thereon up to but excluding the date of sale plus the amount of any compensation that would be due to the Affected Bank under Section 2.10 if the Borrower had prepaid the outstanding Term SOFR Loans of the Affected Bank on the date of such sale. In connection with any such sale, and as conditions thereof, (A) the Borrower shall pay to the Affected Bank the sum of (y) all fees accrued for its account under this Agreement to but excluding the date of such sale, and (z) any additional compensation accrued for its account under Sections 2.13 and/or 2.15 to but excluding the date of such sale, (B) in the case of such assignment resulting from a request for compensation under Sections 2.13 and/or 2.15 or payment required to be made under Section 2.20, such assignment will result in a reduction of such compensation or payments thereafter, (C) in the case of an assignment resulting from a Bank becoming a Non-Consenting Bank, the applicable assignee shall have consented to the applicable waiver, consent or amendment and (D) such assignment does not conflict with applicable Requirements of Law. Upon such sale, (1) the Purchasing Bank or Purchasing Banks shall assume the Affected Bank’s Loans and the Affected Bank shall be released from its obligations under this Agreement to a corresponding extent and (2) the Affected Bank, as assignor, such Purchasing Bank, as assignee, the Borrower and the Administrative Agent shall enter into an Assignment and Assumption Agreement in accordance with Section 9.09(c), whereupon such Purchasing Bank shall be a Bank party to this Agreement, shall be deemed to be an Assignee under this Agreement and shall have all the rights and obligations of a Bank with a Loan in an amount equal to the Loans of the Affected Bank. In connection with any assignment pursuant to this Section, the Borrower shall pay to the Administrative Agent the administrative fee of $3,500 for processing such assignment referred to in Section 9.09(c). Upon the consummation of any sale pursuant to this Section 2.19, the Affected Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if requested, each Purchasing Bank receives a new Note.

2.20        Taxes.

(a)          Any and all payments by the Borrower to or for the account of any Bank or the Administrative Agent under any Transaction Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from or in respect of any sum payable under any Transaction Document to any Bank or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20(a)) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deduction for Taxes been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)          Without limiting the provisions of Section 2.20(a), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          The Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of any Indemnified Taxes or Other Taxes, respectively (including, without limitation, any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.20), paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. This indemnification shall be made within fifteen (15) days from the date such Bank or the Administrative Agent (as the case may be) makes demand therefor, accompanied by a certificate of such Bank or the Administrative Agent (as the case may be) setting forth in reasonable detail its computation of the amount or amounts to be paid to it hereunder.

(d)          As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall furnish to the Administrative Agent (who shall forward the same to the applicable Bank), at its address specified in Schedule 9.04, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          Any Foreign Bank that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Transaction Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements.

(f)          Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any Foreign Bank shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Bank is legally entitled to do so), whichever of the following is applicable:

(i)          duly completed copies of Internal Revenue Service Form W‑8BEN-E (or W-8BEN, as applicable) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)         duly completed copies of Internal Revenue Service Form W‑8ECI,

(iii)        in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Bank is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W‑8BEN-E (or W-8BEN, as applicable),

(iv)         if a payment made to a Bank under any Transaction Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Bank fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Withholding Agent (as defined below) (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller and (B) other documentation reasonably requested by the Withholding Agent sufficient for the Withholding Agent to comply with its obligations under FATCA and to determine that such Bank has complied with such applicable reporting requirements. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. “Withholding Agent” means the Borrower or the Administrative Agent, or

(v)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; provided, however, that such Bank shall inform the Borrower at such time as any previously provided tax form pursuant to Section 2.20(e) or (f) expires or becomes obsolete, other than as a result of a change in law.

(g)          If the Administrative Agent or any Bank determines, in its sole discretion acting in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Bank or the Administrative Agent, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Bank or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Bank in the event the Administrative Agent or such Bank is required to repay such refund to such Governmental Authority. This Section 2.20(g) shall not be construed to require any Bank or the Administrative Agent to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h)          Each Bank shall severally indemnify the Administrative Agent for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 9.09(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are paid or payable by the Administrative Agent or the Borrower (as applicable) in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.20(h) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Bank a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Transaction Document or otherwise payable by the Administrative Agent to such Bank from any other source against any amount due to the Administrative Agent under this Section 2.20(h).

(i)          The provisions of this Section 2.20 shall survive any expiration or termination of this Agreement and the payment of the Loans and the other Borrower’s Obligations.

2.21        Defaulting Banks.

(a)          Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Bank, then, until such time as such Bank is no longer a Defaulting Bank, to the extent permitted by applicable law:

(i)          Such Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Banks and in Section 9.07.

(ii)         Intentionally omitted.

(iii)        Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Bank to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank against that Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; and sixth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Bank has not fully funded its appropriate share, and (B) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Banks on a Pro Rata basis prior to being applied to the payment of any Loans of such Defaulting Bank. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank pursuant to this Section shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.

(b)          If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Bank should no longer be deemed to be a Defaulting Bank, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Bank will, to the extent applicable, purchase that portion of outstanding Loans of the other Banks or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Banks in accordance with their respective Pro Rata Shares (without giving effect to Section 2.21(a)(iii)), whereupon such Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.

SECTION 3.	Intentionally omitted.

SECTION 4.	CONDITIONS PRECEDENT.

4.01        Conditions to Closing and Initial Loans. Notwithstanding any provision contained in this Agreement to the contrary, no Bank shall have any obligation to make the Loan(s) on the Closing Date under this Agreement unless the Administrative Agent shall have first received:

(a)          (i) this Agreement, executed by a duly authorized officer of the Borrower and each other party hereto and (ii) as requested by any Bank, Notes, all executed by a duly authorized officer of the Borrower;

(b)          a certificate of an authorized officer of the Borrower, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, certifying and attaching the following:

(i)          a copy of resolutions of the Board of Directors of the Borrower, duly adopted or consented to, which authorize the execution, delivery and performance of this Agreement, the Notes and the other Transaction Documents;

(ii)         a copy of the Articles of Incorporation of the Borrower, including any amendments thereto;

(iii)        a copy of the Bylaws of the Borrower, including any amendments thereto;

(iv)         an incumbency certificate, executed by the Secretary of the Borrower, which shall identify by name and title and bear the signatures of all of the officers and Authorized Individuals of the Borrower executing any of the Transaction Documents;

(v)          a certificate of corporate good standing of the Borrower issued by the appropriate Governmental Authority of its jurisdiction of incorporation;

(c)          favorable opinions of Stinson LLP, special counsel to the Borrower;

(d)          a certificate, signed by an authorized officer of the Borrower, dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent, certifying that (i) all representations and warranties of the Borrower contained in this Agreement and the other Transaction Documents (A) that are qualified by materiality or Material Adverse Effect are true and correct as so qualified and (B) that are not qualified by materiality or Material Adverse Effect are true and correct in all material respects, in each case as of the Closing Date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date), (ii) no Default or Event of Default has occurred and is continuing, (iii) no Material Adverse Effect has occurred since September 30, 2022, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect, and (iv) all conditions to the initial extensions of credit hereunder set forth in this Section 4.01 have been satisfied or waived as required hereunder;

(e)          evidence satisfactory to the Administrative Agent that the Borrower has paid all fees and reasonable expenses of the Administrative Agent and the Banks required under any Transaction Document to be paid on or prior to the Closing Date (including, to the extent invoiced prior to the Closing Date, reasonable fees and expenses of counsel) in connection with this Agreement and the other Transaction Documents;

(f)          copies of the financial statements referred to in Section 5.09;

(g)          [reserved];

(h)          an Account Designation Letter, together with written instructions from an Authorized Individual, including wire transfer information, directing the payment of the proceeds of any Loans to be made hereunder;

(i)          such other agreements, documents, instruments and certificates as the Administrative Agent or any Bank may reasonably request no later than five (5) Business Days prior to the Closing Date;

(j)          the Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02(a);

(k)          both immediately before and immediately after giving effect to such Loan, no Default or Event of Default under this Agreement shall have occurred and be continuing;

(l)          all of the representations and warranties of the Borrower in this Agreement and/or in any other Transaction Document (i) that are qualified by materiality or Material Adverse Effect shall be true and correct as so qualified and (ii) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects; in each case on and as of the date of such Loan as if made on and as of the date of such Loan (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date);

(m)          Upon the reasonable request of any Bank made at least ten days prior to the Closing Date, the Borrower must have provided to such Bank the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Closing Date; and

(n)          Upon the request of any Bank made at least five days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower must deliver a Beneficial Ownership Certification in relation to Borrower.

Without limiting the generality of the provisions of Section 8.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Closing Date specifying its objection thereto.

The giving of a Notice of Borrowing and the making of each Loan shall be deemed to be a representation and warranty by the Borrower on the date of such Loan as to the facts specified in clauses (k) and (l) of this Section 4.01.

SECTION 5.	REPRESENTATIONS AND WARRANTIES.

The Borrower hereby represents and warrants to the Administrative Agent and each other Bank that:

5.01        Corporate Existence and Power. The Borrower: (a) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate powers required to carry on its business as now conducted; and (c) is qualified to transact business as a foreign corporation in, and is in good standing under the laws of, all states in which it is required by applicable law to maintain such qualification and good standing except for those states in which the failure to qualify or maintain good standing could not reasonably be expected to have a Material Adverse Effect.

5.02        Corporate Authorization. The execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Transaction Documents are within the corporate powers of the Borrower and have been duly authorized by all necessary corporate and other action on the part of the Borrower.

5.03        Binding Effect. This Agreement, the Notes and the other Transaction Documents have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.04        Governmental and Third-Party Authorization. No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by the Borrower of this Agreement or any of the other Transaction Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than (i) consents, authorizations and filings that have been (or on or prior to the Closing Date will have been) made or obtained and that are (or on the Closing Date will be) in full force and effect, which consents, authorizations and filings are listed on Schedule 5.04 and (ii) consents and filings the failure to obtain or make which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Borrower has, and is in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure to obtain which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.05        Litigation. Except as disclosed in filings with the Securities and Exchange Commission prior to the Closing Date, there are no actions, investigations, suits or proceedings pending or, to the knowledge of the Borrower, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority, arbitrator or other Person, (i) against any of the Borrower or any of its properties that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (ii) which questions the validity or enforceability of this Agreement, any of the other Transaction Documents or any of the transactions contemplated hereby or thereby.

5.06        Taxes. The Borrower has filed all United States federal income tax returns and other material tax returns and reports required to be filed by it and has paid all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than those that are not yet delinquent or that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP.

5.07        Subsidiaries. Schedule 5.07 sets forth, as of the Closing Date (i) all of the Material Subsidiaries, if any, of the Borrower and (ii) as to each of the Borrower and each of its Material Subsidiaries, if any, the number of shares, units or other interests of each class of Capital Stock outstanding, and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights. All outstanding shares of Capital Stock of the Borrower and each of its Material Subsidiaries, if any, are duly and validly issued, fully paid and nonassessable. Except for the shares of Capital Stock and the other equity arrangements expressly indicated on Schedule 5.07, as of the Closing Date there are no shares of Capital Stock, warrants, rights, options or other equity securities, or other Capital Stock of any of the Borrower of any of its Material Subsidiaries, if any, outstanding or reserved for any purpose.

5.08        No Material Adverse Effect. Except as disclosed in filings with the Securities and Exchange Commission prior to the Closing Date (but excluding any statement therein that is a risk factor or cautionary, predictive or forward-looking in nature), as of the Closing Date there has been no Material Adverse Effect since September 30, 2022, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect.

5.09        Financial Statements. The Borrower has made available to the Administrative Agent and the Banks (by way of DebtX, pursuant to the Borrower’s filings with the Securities and Exchange Commission or otherwise) the audited consolidated balance sheets and statements of income, capitalization, common shareholders’ equity and cash flows of the Borrower and its Subsidiaries as of and for the fiscal year of the Borrower ended September 30, 2022, all certified by the Borrower’s independent certified public accountants, which financial statements have been prepared in accordance with GAAP consistently applied. The Borrower further represents and warrants to the Administrative Agent and each Bank that the balance sheets referred to the above and their accompanying notes (if any) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof.

5.10        Compliance With Other Instruments; None Burdensome. None of the execution and delivery by the Borrower of the Transaction Documents, the performance by the Borrower of its obligations under the Transaction Documents or the borrowing and/or repayment of Loans by the Borrower under this Agreement will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under or result in any violation of, any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, any of the provisions of the Articles of Incorporation or Bylaws of the Borrower or any of the provisions of any indenture, agreement, document, instrument or undertaking to which the Borrower is a party or subject, or by which the Borrower or any property or assets of the Borrower is bound, or result in the creation or imposition of any security interest, lien or encumbrance on any of the property or assets of the Borrower pursuant to the terms of any such material indenture, agreement, document, instrument or undertaking.

5.11        ERISA.

(a)          Except as would not result or be reasonably expected to result in a Material Adverse Effect: (a) the Borrower is in compliance with the applicable provisions of ERISA, and each Plan is and has been administered in compliance with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Code, (b)  no ERISA Event (i) has occurred within the five-year period prior to the Closing Date, (ii) has occurred and is continuing, or (iii) to the knowledge of the Borrower, is reasonably expected to occur with respect to any Plan, (c) the Borrower and ERISA Affiliates have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA in connection with termination of a Plan.

(b)          As of the Closing Date, the Borrower is not nor will be using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans to repay the Loans.

5.12        Regulation U. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of The Board of Governors of the Federal Reserve System, as amended) and no part of the proceeds of any Loan will be used (a) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose, in each case, in a manner that would violate Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of any of the Regulations of The Board of Governors of the Federal Reserve System, including, without limitation, Regulations U, T or X thereof, as amended. If requested by the Administrative Agent or any Bank, the Borrower shall furnish to the Administrative Agent and each Bank a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

5.13        Investment Company Act of 1940. The Borrower is not an “investment company” as that term is defined in the Investment Company Act of 1940, as amended.

5.14        Intentionally omitted.

5.15        Labor Relations. The Borrower is not engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947, as amended, except for any unfair labor practice that has not had or would not reasonably be expected to have a Material Adverse Effect.

5.16        Use of Proceeds. The proceeds of the Loans shall be used by the Borrower for general corporate purposes not in contravention of any Requirement of Law or of any Transaction Document.

5.17        Compliance with Laws. The Borrower is in compliance with all laws, rules, regulations, orders and decrees applicable to it or to its properties, except where failure to be in compliance would not have or would not reasonably be expected to have a Material Adverse Effect.

5.18        Full Disclosure.

(a)          All factual information heretofore, contemporaneously or hereafter furnished in writing to the Administrative Agent, any Arranger or any Bank by or on behalf of the Borrower or any of its Subsidiaries for purposes of or in connection with this Agreement and the other Transaction Documents, when taken together with disclosures made in the Borrower’s filings with the Securities and Exchange Commission, is or will be true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been updated, amended or supplemented, on the date as of which any such update, amendment or supplement is dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances under which such information was provided, not misleading in any material respect; provided that, with respect to projections, budgets and other estimates, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)          As of the Closing Date, the information included in any Beneficial Ownership Certification is true and correct in all respects.

5.19        Anti-Corruption Laws; Anti-Terrorism Laws; OFAC; Sanctions.

(a)          The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(b)          The Borrower and its Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.

(c)          Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, employee, agent or Affiliate of the Borrower or any of its Subsidiaries is a Sanctioned Person, nor is the Borrower or any of its Subsidiaries located, organized or resident in any country or territory that is the subject of Sanctions.

(d)          No part of the proceeds of the Loans will be used by the Borrower (i) in violation of Anti-Corruption Laws or applicable Sanctions or (ii) for the purpose of financing any activities or business of or with any Sanctioned Person.

5.20        No Default. No Default or Event of Default under this Agreement has occurred and is continuing.

5.21        Affected Financial Institutions. The Borrower is not an Affected Financial Institution.

SECTION 6.	COVENANTS.

6.01        Affirmative Covenants of the Borrower. The Borrower covenants and agrees that, so long as (a) any Bank has any obligation to make any Loan under this Agreement, and/or (b) any of the Borrower’s Obligations remain unpaid (other than contingent indemnification or expense reimbursement obligations to the extent no claim giving rise thereto has been asserted):

(a)          Information. The Borrower will make available, deliver or cause to be delivered to the Administrative Agent (who shall forward copies thereof to each Bank):

(i)          within ninety (90) days (or such additional extended period as allowed by the Securities and Exchange Commission, not to exceed fifteen (15) days) after the end of each fiscal year of the Borrower, beginning with the fiscal year ending September 30, 2023: an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of income, capitalization, common shareholders’ equity and cash flows for such fiscal year, including notes thereto, setting forth in each case, in comparative form, the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, together with a report and opinion thereon by Deloitte & Touche LLP or any other independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP; provided, however, that making available to the Administrative Agent copies of the Annual Report on Form 10‑K of the Borrower for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 6.01(a)(i);

(ii)          within forty-five (45) days (or such additional extended period as allowed by the Securities and Exchange Commission, not to exceed fifteen (15) days) after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, beginning with the fiscal quarter ending December 31, 2022, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income, common shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year ended at the end of such fiscal quarter, setting forth in each case in comparative form, the figures for the corresponding fiscal quarter and the corresponding portion of the Borrower’s previous fiscal year, all in reasonable detail and satisfactory in form to the Required Banks and certified (subject to normal year-end adjustments and absence of footnote disclosures) as to fairness of presentation, consistency and compliance with GAAP by the chief financial officer of the Borrower; provided, however, that making available to the Administrative Agent copies of the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 6.01(a)(ii);

(iii)          within the timeframes outlined in Sections 6.01(a)(i) and (ii) above, as applicable, a certificate of a Financial Officer of the Borrower substantially in the form attached hereto as Exhibit C and incorporated herein by reference (A) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto and (B) certifying that the Borrower is in compliance with the financial covenant contained in Section 6.02; and

(iv)          with reasonable promptness, such further information regarding the business, affairs and financial condition of the Borrower as the Administrative Agent or any Bank may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) the Borrower notifies the Administrative Agent that such documents have become available on the Security Exchange Commission’s EDGAR Database; (ii) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet at the website address listed in Schedule 9.04; or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Bank that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Bank and (ii) the Borrower shall notify the Administrative Agent and each Bank (by telecopier or electronic mail) of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(b)        Corporate Existence; Maintenance of Properties; Insurance. The Borrower will do all things necessary to (i) preserve and keep in full force and effect at all times its corporate existence and all permits, licenses, franchises and other rights material to its business except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, (ii) be duly qualified to do business and be in good standing in all jurisdictions where the nature of its business or its ownership of property or assets requires such qualification except for those jurisdictions in which the failure to qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect, (iii) keep all material properties in good working order and condition (normal wear and tear and damage by casualty excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced or, in the good faith judgment of the Borrower, are no longer useful or desirable in the conduct of the business of the Borrower and (iv) maintain with financially sound and reputable insurance companies insurance or through its own program of self-insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(c)        Compliance with Laws, Regulations, Etc. The Borrower will, and will cause each of its Subsidiaries, to comply with any and all Requirements of Law applicable in respect of the conduct of its business and ownership and operation of its properties and obtain any and all licenses, permits, franchises and other governmental and regulatory authorizations necessary to the ownership of its properties or assets or to the conduct of its business, the violation of which or the failure to comply with or obtain would reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(d)        Notices. The Borrower will notify the Administrative Agent in writing of any of the following within five (5) Business Days (as to Section 6.01(d)(i) below to the extent continuing on the date of such statement) and within fifteen (15) Business Days (as to Sections 6.01(d)(ii), 6.01(d)(iii), and 6.01(d)(iv) below) after any of the Financial Officers of the Borrower has actual knowledge thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)          the occurrence of any Default or Event of Default;

(ii)          the entry of any judgment against the Borrower or any Subsidiary in an amount of at least $75,000,000 (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage);

(iii)          any environmental claim or any other action or investigation with respect to the existence or potential existence of any hazardous substances instituted or threatened with respect to the Borrower or any Subsidiary of the Borrower or any of the properties or facilities owned, leased or operated by the Borrower or such Subsidiary which could reasonably be expected to have a Material Adverse Effect with respect to the Borrower, and any known condition or occurrence on any of the properties or facilities owned, leased or operated by the Borrower or such Subsidiary which constitutes a violation of any Environmental Laws or which gives rise to a reporting obligation or requires removal or remediation under any Environmental Laws in each case which could reasonably be expected to have a Material Adverse Effect;

(iv)          the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect, together with (A) a written statement of a Financial Officer of the Borrower specifying the details of such ERISA Event and the action that the Borrower has taken and proposes to take with respect thereto, (B) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (C) a copy of any notice delivered by the PBGC to the Borrower or an ERISA Affiliate with respect to such ERISA Event; and

(v)          any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

(e)        Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, (i) pay, discharge or otherwise satisfy at or before maturity all liabilities and obligations as and when due (subject to any applicable subordination, grace and notice provisions), except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, would become a Lien (other than a Permitted Lien) upon any of the Borrower’s properties; provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which the Borrower is maintaining adequate reserves with respect thereto in accordance with GAAP.

(f)        Maintenance of Books and Records; Inspection. The Borrower will and will cause each of its Subsidiaries to, (i) maintain in all material respects complete and adequate books and records of its transactions in accordance with good accounting practices on the basis of GAAP and in material compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of the Administrative Agent or any Bank to visit and inspect its properties and examine or audit its books and records and their accounts receivable and inventory and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees, in each case, all at the expense of the Administrative Agent or Bank, upon ten (10) Business Days’ prior notice to the Borrower and during the Borrower’s normal business hours and no more frequently than once during any fiscal year unless an Event of Default has occurred and is continuing; provided, however, that the Borrower reserves the right to restrict access to any of its or its Subsidiaries’ facilities in accordance with reasonably adopted procedures relating to safety and security.

(g)        Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to, (i) comply in all material respects with all applicable Environmental Laws and obtain and comply in all material respects with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings or to the extent the failure to conduct or complete any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

(h)        Further Assurances. The Borrower will execute and deliver to the Administrative Agent and each Bank, at any time and from time to time, any and all further agreements, documents and instruments, and take any and all further actions which may be required under applicable law, or which the Administrative Agent or any Bank may from time to time reasonably request, in order to effectuate the transactions contemplated by this Agreement and the other Transaction Documents.

(i)        Subsidiaries. If the Borrower creates, forms or acquires any Subsidiary which owns more than 10% of the consolidated assets of the Borrower and its Subsidiaries on or after the date of this Agreement, the Borrower will, contemporaneously with the creation, formation or acquisition of such Subsidiary, cause such Subsidiary to execute a guaranty agreement with respect to the Borrower’s Obligations of the Borrower in a form reasonably acceptable to the Administrative Agent, provided that no such Subsidiary shall be required to execute a guaranty agreement so long as prohibited to do so by any regulatory authority having jurisdiction over it. Notwithstanding the foregoing, no Subsidiary that is a Foreign Subsidiary of the Borrower shall be required to execute a guaranty agreement if, in the reasonable opinion of the Borrower, entering into such guaranty agreement may have adverse tax consequences under Section 956 of the Code or other applicable laws.

6.02         Maximum Consolidated Capitalization Ratio. The Borrower will have, at the end of each of its fiscal quarters, a Consolidated Capitalization Ratio of not more than seventy percent (70%).

6.03       Negative Covenants of the Borrower. The Borrower covenants and agrees that, so long as the Administrative Agent and any Bank have any obligation to make any Loan, or any of the Borrower’s Obligations remain unpaid (other than contingent indemnification or expense reimbursement obligations to the extent no claim giving rise thereto has been asserted), unless the prior written consent of the Required Banks is obtained:

(a)          Limitation on Liens. The Borrower will not, and will not cause or permit any Subsidiary to, create, incur or assume, or suffer to be incurred or to exist, any Lien on any of its property, whether now owned or hereafter acquired, or upon any income or profits therefrom, except for Permitted Liens.

(b)         Consolidation, Merger, Sale of Property, Etc.

(i)          The Borrower will not, and it will not cause or permit any Subsidiary to, directly or indirectly merge or consolidate with or into any other Person or permit any other Person to merge into or with or consolidate with it, except that, if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, provided that in any merger or consolidation involving the Borrower, (A) the Borrower shall be the surviving Person, (B) after giving effect thereto, at least two of the Borrower’s Debt Ratings by S&P, Moody’s and Fitch shall be no lower than BBB-, Baa3, BBB-, respectively and (C) such merger or consolidation would not reasonably be expected to materially and adversely affect the Borrower’s ability to perform its obligations under this Agreement. The Borrower's “Debt Rating” means, as of any date of determination, the rating as determined by any of S&P, Fitch or Moody’s of the Borrower’s senior unsecured non-credit enhanced long-term indebtedness.

(ii)          The Borrower will not, and will not cause or permit any Subsidiary to, (A) sell, assign, lease, transfer, abandon or otherwise dispose of any of its property (including, without limitation, any shares of Capital Stock or other equity interests of a Subsidiary owned by the Borrower or another Subsidiary) or (B) issue, sell or otherwise dispose of any shares of Capital Stock or other equity interests of any Subsidiary; provided, however, that the Borrower and each Subsidiary may (1) sell, assign, lease, transfer, abandon or otherwise dispose of (x) any of its natural gas inventory or past-due accounts receivable in the ordinary course of business, (y) any of its property to the Borrower or any Subsidiary, provided that, if at any time more than ten percent (10%) of the consolidated assets of the Borrower and all of its Subsidiaries are transferred from the Borrower to a Subsidiary, such Subsidiary shall then execute a guarantee agreement with respect to the Borrower’s Obligations in a form reasonably acceptable to the Administrative Agent and Required Banks (except that no such Subsidiary shall be required to execute a guaranty agreement if such Subsidiary is expressly exempted from providing a guaranty agreement pursuant to Section 6.01(i)), and (z) any of its other property (whether in one transaction or a series of transactions) so long as the value of such property sold, assigned, leased, transferred, abandoned or otherwise disposed of in any fiscal year under this clause (z) (including in connection with the Permitted Securitization) shall not exceed ten percent (10%) of the consolidated assets of the Borrower and all of its Subsidiaries as determined on a consolidated basis as of the last day of the immediately preceding fiscal year, and (2) issue to any Person shares of Capital Stock of any non-Material Subsidiary that is not a guarantor hereunder; and provided further, however, that (A) nothing in this Agreement shall limit or restrict the Borrower’s or any Subsidiary's use of financial instruments or natural gas contracts under its gas supply risk management program, (B) nothing in this Section shall restrict the Borrower or any of its Subsidiaries from (x) forming any Subsidiary or (y) issuing any Capital Stock or other equity interests of such Person to the Parent or any of its direct or indirect wholly-owned Domestic Subsidiaries, and (C) nothing in this Agreement shall restrict the Parent from issuing Capital Stock if such issuance would not result in a Change of Control Event.

(c)        Sale or Discount of Accounts. The Borrower will not, and it will not cause or permit any Subsidiary to, sell or discount (other than prompt payment discounts granted in the ordinary course of business) any of its notes or accounts receivable or chattel paper generated from the sale of natural gas, except for (i) past due accounts that may be disposed of as provided in Section 6.03(b)(ii) and (ii) Permitted Securitizations that comply with clause (z) of Section 6.03(b)(ii).

(d)        Transactions with Affiliates. The Borrower will not, and it will not cause or permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the foregoing restrictions shall not apply to: (i) any issuances of stock to the Parent or any issuance of stock of a Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower, (ii) payment of any lawful distributions on its issued stock, and (iii) payment or grant of reasonable compensation, benefits and indemnities to any director, officers, employee or agent of the Borrower or any Subsidiary. Notwithstanding the foregoing, nothing in this Section 6.03(d) shall restrict transactions with any Affiliate that have been approved by or are entered into pursuant to any orders or decisions of any Governmental Authority having jurisdiction over the Borrower or any of its Subsidiaries, including without limitation the Federal Energy Regulatory Commission or the Missouri Public Service Commission (or any successor commission or organization).

(e)        Changes in Nature of Business. The Borrower will not, and it will not cause or permit any Subsidiary to, materially alter the general nature of the business of the Borrower and its Subsidiaries, considered as a whole, from the general nature of the business and reasonable extensions thereof engaged in by the Borrower and its Subsidiaries as of the date of this Agreement.

(f)        Permitted Investments; Acquisitions. The Borrower will not, and it will not cause or permit any Subsidiary to, directly or indirectly, make any Investments except for Permitted Investments. The Borrower will not, and it will not cause or permit any Subsidiary to, directly or indirectly, make any Acquisitions the result of which would be to change substantially the general nature of the business engaged in by the Borrower and its Subsidiaries, considered as a whole, as of the date of this Agreement and reasonable extensions thereof.

(g)        Limitations on Restrictive Agreements. The Borrower will not, and it will not cause or permit any Subsidiary to, enter into, or permit to exist, any agreement with any Person which prohibits the Borrower or such Subsidiary, as the case may be, from performing its contractual obligations under this Agreement.

6.04        Use of Proceeds. The Borrower covenants and agrees that the proceeds of the Loans will be used exclusively (i) for the working capital and general corporate purposes of the Borrower, and (ii) to pay or reimburse permitted fees and expenses in connection with this Agreement. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Borrowings to purchase or carry any “margin stock” (as defined in Regulation U) in each case in violation of Section 5.12 above. The Borrower will not request any Loan, and will not use, and the Borrower will ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

SECTION 7.	EVENTS OF DEFAULT.

If any of the following (each of the following herein sometimes called an “Event of Default”) shall occur and be continuing:

7.01         The Borrower shall fail to pay any of the Borrower’s Obligations constituting principal due under the Loans as and when the same shall become due and payable, whether by reason of demand, maturity, acceleration or otherwise;

7.02         The Borrower shall fail to pay any of the Borrower’s Obligations constituting interest, fees or other amounts (other than any principal due under the Loans) within five (5) Business Days after the date the same shall first become due and payable, whether by reason of demand, maturity, acceleration or otherwise;

7.03         Any representation or warranty made by the Borrower in this Agreement, in any other Transaction Document or in any certificate, agreement, instrument or written statement furnished or made or delivered pursuant hereto or thereto or in connection herewith or therewith, shall prove to have been untrue or incorrect in any material respect on the date as of which it was deemed made;

7.04         The Borrower shall fail to perform or observe any term, covenant or provision contained in Sections 6.01(d), 6.02, 6.03, or 6.04 above; or the Borrower shall fail to perform or observe any term, covenant or provision contained in 6.01(a) above and such failure shall continue unremedied for a period of five (5) Business Days after the earlier of any Financial Officer of the Borrower obtaining actual knowledge of such failure or written notice thereof given to the Borrower by the Administrative Agent.

7.05         The Borrower shall fail to perform or observe any other term, covenant or provision contained in this Agreement (other than those specified in Sections 7.01, 7.02, 7.03 or 7.04 above) and any such failure shall remain unremedied for thirty (30) days after the earlier of (i) written notice of default is given to the Borrower by the Administrative Agent or any Bank or (ii) any Financial Officer of the Borrower obtaining actual knowledge of such default;

7.06         This Agreement or any of the other Transaction Documents shall at any time for any reason (other than termination of this Agreement or such other Transaction Documents, as the case may be, in accordance with its terms) cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability thereof shall be contested or denied by the Borrower in writing, or if the transactions completed hereunder or thereunder shall be contested by the Borrower or if the Borrower shall deny in writing that it has any further liability or obligation hereunder or thereunder;

7.07         The Borrower or any Material Subsidiary, if any, shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official of itself or of a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against itself in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate or other action for the purpose of effecting any of the foregoing;

7.08         An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Material Subsidiary, if any, or of a substantial part of the property or assets of the Borrower or such Material Subsidiary, under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official of the Borrower or any Material Subsidiary, if any, or of a substantial part of the property or assets of the Borrower or such Material Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Material Subsidiary, if any, and such proceeding or petition shall continue undismissed for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) consecutive days;

7.09         The Borrower or any Material Subsidiary, if any, (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (other than Debt hereunder and Debt under Swap Contracts) having an aggregate principal amount of more than $75,000,000, or (ii) fails to observe or perform any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt or the beneficiary or beneficiaries of any Guarantee in respect thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Material Subsidiary, if any, is the Defaulting Party (as defined in such Swap Contract) or (B) any Additional Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Material Subsidiary, if any, is the Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Material Subsidiary, if any, as a result thereof is greater than $75,000,000;

7.10         The Borrower or any Material Subsidiary, if any, shall have a final judgment in an amount in excess of $75,000,000 (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) entered against it by a court having jurisdiction in the premises and such judgment shall continue unsatisfied for sixty (60) days; provided, however, that if such judgment provides for periodic payments over time, then the Borrower or such Material Subsidiary, if any, shall have a grace period of thirty (30) days with respect to such periodic payment;

7.11         The occurrence of any Change of Control Event; or

7.12         Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan that, when taken together with all other ERISA Events and other events or conditions that have occurred or are then existing, has or could reasonably be expected to result in a Material Adverse Effect;

THEN, and in each such event (other than an event described in Sections 7.07 or 7.08), the Administrative Agent may, with the consent of the Required Banks, or shall, upon the request of the Required Banks, (i) declare that the obligation of the Banks to make Loans have terminated, whereupon such obligations of the Banks shall be immediately and forthwith terminated, (ii) declare the entire outstanding principal balance of and all accrued and unpaid interest on the Loans and all of the other Borrower’s Obligations to be forthwith due and payable, whereupon all of the unpaid principal balance of and all accrued and unpaid interest on the Loans and all of such other Borrower’s Obligations shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (iii) exercise any and all other rights and remedies which they may have under any of the other Transaction Documents or under applicable law; provided, however, that upon the occurrence of any event described in Sections 7.07 or 7.08, the obligation of the Banks to make Loans under this Agreement shall automatically terminate and the entire outstanding principal balance of and all accrued and unpaid interest on the Loans and all of the other Borrower’s Obligations shall automatically become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and the Administrative Agent, and the Banks may exercise any and all other rights and remedies which they may have under any of the other Transaction Documents or under applicable law.

SECTION 8.	ADMINISTRATIVE AGENT

8.01        Appointment and Authority. Each of the Banks hereby irrevocably appoints US Bank to act on its behalf as the Administrative Agent hereunder and under the other Transaction Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as set forth in Section 8.06, the provisions of this Section are solely for the benefit of the Administrative Agent and the Banks, and neither the Borrower nor any of its Subsidiaries shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Transaction Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

8.02        Rights as a Bank. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

8.03        Exculpatory Provisions. The Administrative Agent and its Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, the Arrangers and their respective Related Parties:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Transaction Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Transaction Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any Debtor Relief Law; and

(c)          shall not, except as expressly set forth herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any Arranger or any of their respective Related Parties in any capacity.

The Administrative Agent, the Arrangers or their respective Related Parties shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.07 and Section 7) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower or a Bank.

The Administrative Agent, the Arrangers or their respective Related Parties shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

8.04        Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank unless the Administrative Agent shall have received notice to the contrary from such Bank prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.05        Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

8.06        Resignation of Administrative Agent. The Administrative Agent may resign as the Administrative Agent for the Banks under this Agreement and the other Transaction Documents at any time by giving notice in writing to the Banks and the Borrower. Such resignation shall take effect upon appointment of such successor Administrative Agent. Upon receipt of any such notice of resignation and subject to the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), the Required Banks shall have the right to appoint a successor Administrative Agent who shall be a Bank and who shall be entitled to all of the rights of, and vested with the same powers as, the original Administrative Agent under this Agreement and the other Transaction Documents. In the event a successor Administrative Agent shall not have been appointed within the thirty (30) day period following the giving of notice by the Administrative Agent, subject to the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), the Administrative Agent may appoint its own successor; provided that if the Administrative Agent shall notify the Borrower and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents (except that in the case of any collateral security, held by the Administrative Agent on behalf of the Banks under any of the Transaction Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank directly, until such time as the Required Banks appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Transaction Documents, the provisions of this Section and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

8.07        Non-Reliance on Administrative Agent and Other Banks. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Transaction Document or any related agreement or any document furnished hereunder or thereunder.

8.08        No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the agents or arrangers, if any, listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Transaction Documents, except in its capacity, as applicable, as the Administrative Agent or a Bank hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.

8.09       Enforcement. Each Bank hereby agrees that, except as otherwise provided in any Transaction Documents or with the written consent of the Administrative Agent and the Required Banks, it will not take any enforcement action, accelerate obligations under any Transaction Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, Uniform Commercial Code sales or other similar dispositions of collateral, if any.

8.10        Erroneous Payments.

(a)          If the Administrative Agent notifies a Bank or other holder of any Borrower’s Obligations (each, a “Bank Party”), or any Person who has received funds on behalf of a Bank Party (any such Bank Party or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 8.10(b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously received by, such Payment Recipient (whether or not such error is known to any Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)          Without limiting Section 8.10(a), if any Payment Recipient receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error (in whole or in part):

(i)          (A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii)          such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.10(b).

(c)          Each Bank Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Bank Party under any Transaction Document against any amount due to the Administrative Agent under Section 8.10(a) or under the indemnification provisions of this Agreement.

(d)          An Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Borrower’s Obligations, except to the extent such Erroneous Payment comprises funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Transaction Document), the Borrower for the purpose of a payment on (or other satisfaction of) Borrower’s Obligations.

(e)          To the extent permitted by applicable law, each Payment Recipient hereby agrees not to assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment, including without limitation any defense based on “discharge for value” or any similar doctrine, with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment.

(f)          Each party’s agreements under this Section 8.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments, or the repayment, satisfaction or discharge of any or all Borrower’s Obligations.

SECTION 9.	GENERAL.

9.01        No Waiver; Remedies Cumulative. No failure or delay by the Administrative Agent or any Bank in exercising any right, remedy, power or privilege under this Agreement or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies provided in this Agreement and in the other Transaction Documents are cumulative and not exclusive of any remedies provided by law. Nothing herein contained shall in any way affect the right of the Administrative Agent or any Bank to exercise any statutory or common law right of banker’s lien or set-off. No course of dealing between the Borrower, the Administrative Agent or the Banks or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Transaction Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent or any Bank to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

9.02        Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, each Bank and its respective Affiliates is hereby authorized at any time and from time to time with the prior written consent of the Administrative Agent, without notice to the Borrower (any such notice being expressly waived by the Borrower) and to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final, but specifically excluding any trust or segregated accounts) at any time held by such Bank and any and all other indebtedness at any time owing by such Bank or any such Affiliate to or for the credit or account of the Borrower against any and all of the Borrower’s Obligations now or hereafter existing under this Agreement irrespective of whether or not such Bank shall have made any demand under this Agreement or under any of the other Transaction Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Bank shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Banks, and (y) the Defaulting Bank shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Bank as to which it exercised such right of setoff. Each Bank agrees to promptly notify the Borrower after any such set-off and application made by such Bank, provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Banks under this Section 9.02 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which the Banks may have.

9.03        Costs and Expenses; General Indemnity.

(a)        Costs and Expenses. The Borrower agrees, whether or not any Loan is made under this Agreement, to pay or reimburse the Administrative Agent and each Bank upon demand for (i) all reasonable documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Administrative Agent and its Affiliates in connection with the syndication, preparation, documentation, negotiation and/or execution of this Agreement and/or any of the other Transaction Documents (ii) all recording, filing and search fees and expenses incurred by the Administrative Agent in connection with this Agreement and/or any of the other Transaction Documents, (iii) all reasonable documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Administrative Agent in connection with the (A) the preparation, documentation, negotiation and execution of any amendment, modification, extension, renewal or restatement of this Agreement and/or any of the other Transaction Documents or (B) the preparation of any waiver or consent under this Agreement or under any of the other Transaction Documents, (iv) if an Event of Default occurs, all reasonable documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Administrative Agent or any Bank in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom and (v) any civil penalty or fine assessed by OFAC against, and all reasonable documented costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Bank as a result of conduct of the Borrower that violates a sanction enforced OFAC. The Borrower further agrees to pay or reimburse the Administrative Agent and each Bank upon demand for any stamp or other similar taxes which may be payable with respect to the execution, delivery, recording and/or filing of this Agreement and/or any of the other Transaction Documents. The Borrower acknowledges and agrees that such attorneys’ fees and expenses referred to above shall be determined on the basis of rates then generally applicable to the attorneys (and all paralegals, accountants and other staff employed by such attorneys) retained by the Administrative Agent or any Bank. All of the obligations of the Borrower under this Section 9.03(a) shall survive the satisfaction and payment of the Borrower’s Obligations and the termination of this Agreement.

(b)        Indemnity by the Borrower. In addition to the payment of expenses pursuant to Section 9.03(a), whether or not the transactions contemplated hereby shall be consummated, the Borrower hereby agrees to defend, indemnify, pay and hold the Administrative Agent (and any sub-agent thereof), each Arranger, each Bank, any holders of the Loans, and any Related Party of any of the foregoing Persons (collectively, the “Indemnitees”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, disbursements, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitees shall be designated a party thereto, provided that the Indemnitees shall share counsel to defend their interests to the extent legally practicable), that may be imposed on, incurred by or asserted against the Indemnitees by any third party or by the Borrower, in any manner relating to or arising out of (i) the execution or delivery of this Agreement, any of the other Transaction Documents or any other agreement, document or instrument executed and delivered by the Borrower in connection herewith or therewith, the statements contained in any commitment letters delivered by the Administrative Agent or any Bank, or the agreement of the Banks to make the Loans under this Agreement, (ii) any Loan or the use or intended use of the proceeds thereof, (iii) any actual or alleged presence or release of hazardous substances on or from any property owned or operated by the Borrower, or any environmental claim related in any way to the Borrower or any of its Subsidiaries and (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto (collectively, the “Indemnified Liabilities”); provided that no Indemnitee will have any right to indemnification for any of the foregoing to the extent resulting from such Indemnitee’s own fraud, gross negligence or willful misconduct or a material breach in bad faith by such Indemnitee of its obligations hereunder, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 9.03(a) shall survive satisfaction and payment of the Borrower’s Obligations and the termination of this Agreement.

(c)        Indemnity by Banks. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 9.03(a) and (b) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Bank severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Bank’s proportion (based on the percentages as used in determining the Required Banks as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Banks under this Section 9.03(c) are subject to the provisions of Section 2.18(a).

(d)        Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereunder shall assert, and each party hereunder hereby waives, any claim against any other party hereunder, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided, however, that the obligation of the Borrower to indemnify the Indemnitees as otherwise set forth herein arising from claims brought by third parties shall not be limited by the foregoing. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby; provided, however, that such use was not due to the gross negligence, willful misconduct or material breach in bad faith by an Indemnitee referred to in clause (b) above as determined by a final non-appealable judgment of a court of competent jurisdiction.

9.04        Notices.

(a)        Notices Generally. Each notice, request, demand, consent, confirmation or other communication under this Agreement shall be in writing and delivered in person or sent by facsimile, recognized overnight courier or registered or certified mail, return receipt requested and postage prepaid, to the applicable party as follows: (a) if to the Borrower or the Administrative Agent, to it at the address (or facsimile number) specified for such Person on Schedule 9.04 and (b) if to any Bank, to it at its address (or facsimile number) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile, when provided in legible form, shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b). The Borrower hereby authorizes the Administrative Agent to extend, convert or continue Loans and to transfer funds based on oral or written requests, including any Notice of Borrowing or Notice of Election via telephone. The Administrative Agent may rely upon, and shall incur no liability for relying upon, any oral or written requests that the Administrative Agent believes to be genuine and to have been signed, sent or made by an authorized person. Upon request by the Administrative Agent, Borrower shall promptly confirm each oral notice in writing (which may include email), authenticated by an Authorized Individual. If the written confirmation differs in any material respect from the action taken by the Administrative Agent, the records of the Administrative Agent shall govern absent manifest error.

(b)        Electronic Communications. Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank pursuant to Section 2 if such Bank has notified the Administrative Agent that is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

9.05        Consent to Jurisdiction; Waiver of Jury Trial. EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT, TO THE EXTENT PERMITTED BY LAW, OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY OR, IF SUCH FEDERAL COURT IS NOT AVAILABLE DUE TO LACK OF JURISDICTION, ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, AS THE INITIATING PARTY MAY ELECT, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH SUIT, ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY OF SUCH COURTS. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND EACH PARTY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY AUTHORIZES THE SERVICE OF PROCESS UPON THE BORROWER BY OVERNIGHT COURIER, SIGNATURE REQUIRED SENT TO ITS ADDRESS SPECIFIED IN SCHEDULE 9.04. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.06        Governing Law. This Agreement and the other Transaction Documents shall be governed by and construed in accordance with the substantive laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations of Law, but excluding all other choice of law and conflicts of law rules).

9.07        Amendments and Waivers.

(a)          Subject to Section 2.11(b), any provision of this Agreement or any of the other Transaction Documents to which the Borrower is a party may be amended, modified, discharged, terminated or waived if, but only if, such amendment, modification, waiver, discharge or termination is in writing and is signed by the Borrower and the Required Banks (or by the Administrative Agent at the direction or with the consent of the Required Banks); provided, however, that no such amendment, modification, waiver, discharge or termination shall (i) unless signed by each Bank directly affected thereby (A) increase or reinstate or extend the expiration date of the Commitment of a Bank (it being understood that a waiver of any condition precedent set forth in Section 4.01 or of any Default or Event of Default, if agreed to by the Required Banks or all Banks (as may be required hereunder with respect to such waiver), shall not constitute such an increase, reinstatement or extension), (B) reduce the principal amount of or rate of interest on any Loan or any fees hereunder (provided that only the consent of the Required Banks shall be required to waive the applicability of any post-default increase in interest rates), (C) decrease the Commitment of any Bank, or (D) waive, extend or postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder (other than fees payable to the Administrative Agent or any Arranger for its own account), (ii) unless signed by each Bank, (A) change any provision of this Section or reduce the percentages specified in the definitions of “Required Banks” or change the definition of “Pro Rata Share” or change any other provision hereof specifying the number or percentage of Banks required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, (B) amend Section 2.18 in a manner that would alter the pro rata sharing of payments required thereby, or (C) subordinate any of the Borrower’s Obligations in right of payment or otherwise adversely affect the priority of payment of any such Borrower’s Obligations, and (iii) unless signed by the Administrative Agent in addition to the Banks as provided hereinabove to take such action, affect the rights or obligations of the Administrative Agent hereunder or under any of the other Transaction Documents. Notwithstanding anything to the contrary herein, each Bank hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Bank (but with the consent of the Borrower and the Administrative Agent), to amend and restate this Agreement and the other Transaction Documents if, upon giving effect to such amendment and restatement, such Bank shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Bank shall have terminated, such Bank shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Transaction Documents.

(b)          Notwithstanding anything to the contrary herein, (i) no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Banks), except that (A) the Commitment of any Defaulting Bank may not be increased, reinstated or extended without the consent of such Bank and (B) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Bank more adversely than other affected Banks shall require the consent of such Defaulting Bank and (ii) if the Administrative Agent and the Borrower shall have jointly identified (each in its sole discretion) an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Transaction Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Transaction Document if the same is not objected to in writing by the Required Banks within five (5) Business Days following the posting of such amendment to the Banks.

(c)          Notwithstanding the fact that the consent of all Banks is required in certain circumstances as set forth above, each Bank is entitled to vote as such Bank sees fit on any bankruptcy reorganization plan that affects the Loans, and each Bank acknowledges that the provisions of Section 1126(c) of title 11 of the U.S. Code supersedes the unanimous consent provisions set forth herein.

9.08        References; Headings for Convenience. Unless otherwise specified herein, all references herein to Section numbers refer to Section numbers of this Agreement, all references herein to Exhibits refer to annexed Exhibits, which are hereby incorporated herein by reference and all references herein to Schedules refer to annexed Schedules, which are hereby incorporated herein by reference. The Section headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Agreement.

9.09        Successors and Assigns.

(a)          Subject to paragraphs (b), (c) and (d) of this Section 9.09, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, the Borrower may not assign or otherwise transfer any of its rights or delegate any of its obligations or duties under this Agreement without the prior written consent of the Administrative Agent and each Bank.

(b)          Any Bank may at any time, without the consent of, or notice to (except as provided below), the Borrower or the Administrative Agent, sell participations to any Person (other than an Ineligible Institution) (each, a “Participant”) in its Commitment, any or all of its Loans and/or any or all of its other rights and/or obligations under this Agreement. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations under this Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that the applicable Bank will not agree to any amendment, modification or waiver of this Agreement described in clauses (a)(i)(A), (a)(i)(B) or (a)(i)(D) of Section 9.07 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Sections 2.10, 2.11, 2.12, 2.13, 2.14, 2.15, 2.16 and 2.17 of this Agreement with respect to its participating interest, but the Borrower’s liability in respect thereof shall not be greater than its liability thereunder to the Bank granting the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.02 as though it were a Bank; provided such Participant agrees to be subject to Section 2.18 as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Notwithstanding the foregoing, so long as no Event of Default under this Agreement has occurred and is continuing, any Bank that desires to sell a participation to a Person that is not an Affiliate of such Bank shall first provide to the Borrower written notice of such participation, including the amount of the participation and the identity of the Participant.

(c)          Any Bank may at any time assign to one or more assignees, other than an Ineligible Institution (each, an “Assignee”), all, or a proportionate part of all, of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it), and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D attached hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower (provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Bank (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day) and the Administrative Agent, which shall not be unreasonably withheld or delayed; provided, however, that (i) the minimum amount of any such assignment shall be $5,000,000 (except in the case of an assignment of the entire remaining amount of the assigning Bank’s Loans, in which case no minimum amount need be assigned), (ii) if any Assignee is an Affiliate of a Bank, an Approved Fund or, immediately prior to such assignment, already a Bank, no consent shall be required and (iii) if any Event of Default under this Agreement has occurred and is continuing no consent of the Borrower to such assignment shall be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Loan as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required but transferor Bank shall continue to be entitled to the benefits of Sections 2.10, 2.13, 2.15, 2.17, 2.20 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if requested, new Notes are issued to the assignor and/or the Assignee, as applicable. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500 and if it is not a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire; provided that in the case of an assignment to a Bank, Approved Fund or Affiliate of a Bank or an Approved Fund, no such fee shall be required.

(d)          Any Bank may at any time pledge or assign all or any portion of its rights under this Agreement and its Loans to secure its obligations, including to a Federal Reserve Bank or other central bank having jurisdiction over such Bank in accordance with applicable law. No such pledge or assignment shall release the transferor Bank from any of its obligations hereunder.

(e)          No such assignment shall be made to (A) an Ineligible Institution or (B) to any Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B).

(f)          No such assignment shall be made to a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(g)          In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Administrative Agent or any Bank hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.

(h)          The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address for notices specified in Schedule 9.04, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, revocation of designation, of any Bank as a Defaulting Bank. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Transaction Documents is pending, any Bank wishing to consult with other Banks in connection therewith may request and receive from the Administrative Agent a copy of the Register.

9.10        Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings (oral or written) relating to the subject matter hereof.

9.11        Severability. In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

9.12        Counterparts; Electronic Execution of Assignments; Document Imaging; Telecopy and PDF Signatures; Electronic Signatures.

(a)          This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(b)          The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including E-SIGN, the New York State Electronic Signatures and Records Act, or any other similar state laws based on UETA.

(c)          Without notice to or consent of the Borrower, the Administrative Agent and each Bank may create electronic images of any Transaction Documents and destroy paper originals of any such imaged documents. Such images have the same legal force and effect as the paper originals and are enforceable against the Borrower and any other parties thereto. The Administrative Agent and each Bank may convert any Transaction Document into a “transferrable record” as such term is defined under, and to the extent permitted by, UETA, with the image of such instrument in the Administrative Agent’s or such Bank’s possession constituting an “authoritative copy” under UETA. If the Administrative Agent agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Transaction Document or other document required to be delivered under the Transaction Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes. If the Administrative Agent agrees, in its sole discretion, to accept any electronic signatures of any Transaction Document or other document required to be delivered under the Transaction Documents, the words “execution,” “signed,” and “signature,” and words of like import, in or referring to any document so signed will deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping system, to the extent and as provided for in any applicable law, including UETA, E-SIGN, or any other state laws based on, or similar in effect to, such acts. The Administrative Agent and each Bank may rely on any such electronic signatures without further inquiry.

9.13        Confidentiality. Any Information received by any Bank or any Arranger from the Parent, the Borrower or any of their respective Subsidiaries (or from the Administrative Agent on the Parent’s, the Borrower’s or any of their respective Subsidiaries’ behalf) shall be treated as confidential by such Bank or such Arranger in accordance with its customary practices and procedures. Notwithstanding such agreement, nothing herein contained shall limit or impair the right or obligation of any Bank or any Arranger to disclose such information: (a) to its auditors, attorneys, trustees, employees, directors, officers, advisors, Affiliates or agents (collectively, the “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential; provided that such Bank or such Arranger shall remain liable for any breach by its Representatives of such confidentiality provisions, (b) when and as required by any law, ordinance, subpoena or governmental order, rule or regulation (in which case, such Bank or such Arranger shall promptly notify the Borrower, in advance to the extent permitted by law, and will only disclose that portion of the nonpublic information received by it that such Bank or such Arranger is so required to disclose), (c) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (d) which is publicly available or readily ascertainable from public sources to the extent any such information becomes publicly available other than by reason of disclosure by such Bank or such Arranger, its affiliates or its Representatives in breach of this Section, or which is received by any Bank or any Arranger from a third Person which or which is not known by such Bank or such Arranger to be bound to keep the same confidential, (e) in connection with any proceeding, case or matter pending (or on its face purported to be pending) before any court, tribunal or any governmental agency, commission, authority, board or similar entity (in which case, such Bank or such Arranger shall promptly notify the Borrower, in advance to the extent permitted by law, and will only disclose that portion of the nonpublic information received by it that such Bank or such Arranger is so required to disclose), (f) in connection with protection of its interests under this Agreement, the Notes or any of the other Transaction Documents, including, without limitation, the enforcement of the terms and conditions of this Agreement, the Notes and the other Transaction Documents, (g) to any actual or prospective Participant or Assignee (it being understood and agreed that prior to disclosure of any confidential information to any actual or prospective Participant or Assignee, such actual or prospective Participant or Assignee shall have agreed in writing to be bound by the terms and provisions of this Section 9.13), (h) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, or (i) on a confidential basis to a rating agency in connection with rating such Bank or its Subsidiaries or the loan facility. For purposes of this Section, “Information” means all information received from the Parent, the Borrower or any of their respective Subsidiaries relating to the Parent, the Borrower or any of their respective Subsidiaries or any of their respective businesses (other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry), provided that, in the case of information received from the Parent, the Borrower or any of their respective Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.

9.14        USA Patriot Act Notice. Each Bank that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower or any of its Subsidiaries, which information includes the name and address of the Borrower and its Subsidiaries and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower and its Subsidiaries in accordance with the PATRIOT Act.

9.15        Subsidiary Reference. As of the date of this Agreement, the Borrower does not have any Subsidiaries. Any reference in this Agreement to a Subsidiary of the Borrower, and any financial definition, ratio, restriction or other provision of this Agreement which is stated to be applicable to the Borrower and its Subsidiaries or which is to be determined on a “consolidated” or “consolidating” basis, shall apply only to the extent the Borrower has any Subsidiaries and, where applicable, to the extent any such Subsidiaries are consolidated with the Borrower for financial reporting purposes in accordance with GAAP.

9.16        No Fiduciary Duty. The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Banks, and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Arrangers, the Banks, or their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Banks, and their respective Affiliates may be involved in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Administrative Agent and the Banks have no obligation to disclose any of such interests to the Borrower or any Affiliate of the Borrower.

9.17        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

9.18        Certain ERISA Matters.

(a)          Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent, each Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)          such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;

(ii)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)          (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.

(b)          In addition, unless either (i) clause (i) of Section 9.18(a) is true with respect to a Bank or (ii) a Bank has provided another representation, warranty and covenant in accordance with clause (iv) of Section 9.18(a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent, the Arrangers, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, the Arrangers nor any of their respective Affiliates is a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Transaction Document or any documents related hereto or thereto).

The Administrative Agent and the Arrangers hereby informs the Banks that each such Person is not undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans and this Agreement, (ii) may recognize a gain if it extended the Loans for an amount less than the amount being paid for an interest in the Loans by such Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Transaction Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.19        Acknowledgement Regarding Any Supported QFCs. To the extent that the Transaction Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Transaction Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Bank shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 9.19, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)         a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)         a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

*******

IN WITNESS WHEREOF, the Borrower, the Administrative Agent, and the Banks have executed this Agreement as of the date first above written.

SPIRE MISSOURI INC.,
as the Borrower

/s/ Adam Woodard
Name:	Adam Woodard
Title:	Treasurer

Signature Page to Term Loan Agreement

U.S. BANK NATIONAL ASSOCIATION,
as the Administrative Agent and a Bank

/s/ Ryan Hutchins
Name:	Ryan Hutchins
Title:	Senior Vice President

Signature Page to Term Loan Agreement

REGIONS BANK,
as a Bank

/s/ Michael Kentfield
Name:	Michael Kentfield
Title:	Vice President

Signature Page to Term Loan Agreement

TD BANK, N.A.,
as a Bank

/s/ Bernadette Collins
Name:	Bernadette Collins
Title:	Senior Vice President

Signature Page to Term Loan Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Bank

/s/ Patrick Engel
Name:	Patrick Engel
Title:	Managing Director

Signature Page to Term Loan Agreement

BANK OF MONTREAL,
as a Bank

/s/ Darren Thomas
Name:	Darren Thomas
Title:	Director

Signature Page to Term Loan Agreement

COMMERCE BANK,
as a Bank

/s/Anthony Clarkson
Name:	Anthony Clarkson
Title:	Senior Vice President

Signature Page to Term Loan Agreement

SCHEDULE 2.01

Commitments and Pro Rata Shares

Bank	Commitment	Pro Rata Share
U.S. Bank National Association	$52,500,000.00	21.00%
Regions Bank	$47,500,000.00	19.00%
TD Bank, N.A.	$47,500,000.00	19.00%
Wells Fargo Bank, National Association	$47,500,000.00	19.00%
Bank of Montreal	$27,500,000.00	11.00%
Commerce Bank	$27,500,000.00	11.00%

Total	$250,000,000	100%

SCHEDULE 2.02

Authorized Individuals

Name	Title
Steven P. Rasche	Authorized Individual
Adam W. Woodard	Chief Financial Officer and Treasurer
Timothy W. Krick	Controller and Chief Accounting Officer
Boyan N. Lalov	Assistant Treasurer

SCHEDULE 5.04

Authorizations

None.

SCHEDULE 5.07

Subsidiaries

Material Subsidiaries: None.

Spire Missouri Inc.

Shares of Common Stock Outstanding: 25,325

Outstanding options, warrants, rights of conversion or purchase: None.

SCHEDULE 5.11

ERISA

None.

SCHEDULE 9.04

Notice Addresses

All notices to the Borrower to be provided to:

Spire Missouri Inc.
Attention: Treasurer
700 Market Street, 4th Floor
Saint Louis, Missouri 63101
Telecopier: 314-349-2489
E-mail: treasury@spireenergy.com

Copies of legal notices to be provided to:
Spire Missouri Inc.
Attention: General Counsel
700 Market Street, 6th Floor
Saint Louis, Missouri 63101
Telecopier: 314-421-1979

E-mail: legalnotices@spireenergy.com

All notices to U.S. Bank National Association, as the Administrative Agent to be provided to:

U.S. Bank National Association

214 N. Tryon St., 35th Floor

Charlotte, NC 28202

Attn: Michael Temnick

Title: Vice President

704-335-2807

michael.temnick@usbank.com

With a Copy To:

National Syndicated Lending Services

Laurie Mahaffey

555 SW Oak Street

Portland, OR 97204

laurie.mahaffey@usbank.com

With a Copy To:

Email: agencyserviceslcmshared@usbank.com

EXHIBIT A

Borrower’s Taxpayer Identification No. 43-0368139

NOTE

Principal: $[__________] Bank: [_______________]	[_______________, 20__] New York, NY

FOR VALUE RECEIVED, SPIRE MISSOURI INC., a Missouri corporation (the “Borrower”), hereby promises to pay to the order of the Bank listed above, at the offices of U.S. Bank National Association (the “Administrative Agent”) located at 214 N. Tryon St., 35th Floor, Charlotte, NC 28202 (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Loan Agreement, dated as of January 5, 2023 (as amended, modified, restated or supplemented from time to time, the “Loan Agreement”), among the Borrower, the Banks from time to time parties thereto, and U.S. Bank National Association, as the Administrative Agent, the principal sum stated above, or such lesser amount as may constitute the unpaid principal amount of the Loans made by the Bank, under the terms and conditions of this promissory note (this “Note”) and the Loan Agreement. The defined terms in the Loan Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Note at the rates applicable thereto from time to time as provided in the Loan Agreement.

This Note is one of a series of Notes referred to in the Loan Agreement and is issued to evidence the Loans made by the Bank pursuant to the Loan Agreement. All of the terms, conditions and covenants of the Loan Agreement are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Note is entitled to the benefits of and remedies provided in the Loan Agreement and the other Transaction Documents. Reference is made to the Loan Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Note.

In the event of an acceleration of the maturity of this Note, this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all reasonable and documented costs of collection, including reasonable attorneys’ fees.

This Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York (including Sections 5-1401 and 5‑1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules). The Borrower hereby submits to the exclusive jurisdiction and venue of the federal and state courts sitting in the borough of Manhattan in New York City.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first above written.

SPIRE MISSOURI INC.

Name:
Title:

A-2

EXHIBIT B-1

NOTICE OF BORROWING

[Date]

U.S. Bank National Association,
214 N. Tryon St., 35th Floor

Charlotte, NC 28202

Attn: Michael Temnick

Title: Vice President

704-335-2807

michael.temnick@usbank.com

National Syndicated Lending Services

Laurie Mahaffey

555 SW Oak Street

Portland, OR 97204

laurie.mahaffey@usbank.com

Email: agencyserviceslcmshared@usbank.com

Ladies and Gentlemen:

The undersigned, Spire Missouri Inc. (the “Borrower”), refers to the Loan Agreement, dated as of January 5, 2023, among the Borrower, certain Banks from time to time parties thereto, and you, as the Administrative Agent for the Banks (as amended, modified, restated or supplemented from time to time, the “Loan Agreement,” the terms defined therein being used herein as therein defined), and, pursuant to Section 2.02(a) of the Loan Agreement, hereby gives you, as the Administrative Agent, irrevocable notice that the Borrower requests a borrowing of Loans under the Loan Agreement, and to that end sets forth below the information relating to such borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Loan Agreement:

(i)          The aggregate principal amount of the Proposed Borrowing is $__________.1

(ii)         The Loans comprising the Proposed Borrowing shall be initially made as [Base Rate Loans] [Term SOFR Loans].2

(iii)        [The initial Interest Period for the Term SOFR Loans comprising the Proposed Borrowing shall be [one/three months].]3

1 Amount of Proposed Borrowing must comply with Section 2.01 of the Loan Agreement.

2 Select the applicable Type of Loans.

3 Include this clause in the case of a Proposed Borrowing comprised of Term SOFR Loans, and select the applicable Interest Period.

(iv)         The Proposed Borrowing is requested to be made on _________________.4

The Borrower hereby certifies that the following statements are true on and as of the date hereof and will be true on and as of the borrowing date:

A.         All of the representations and warranties of the Borrower in the Loan Agreement and/or in any other Transaction Document (i) that are qualified by materiality or Material Adverse Effect shall be true and correct as so qualified and (ii) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects; in each case on and as of the date above as if made on and as of the date above (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date); and

B.         No Default or Event of Default has occurred and is continuing or would result from the Proposed Borrowing or from the application of the proceeds therefrom.

Very truly yours,

SPIRE MISSOURI INC.

Name:
Title:

4 (i) Must be the Closing Date and (ii) may be the current Business Day in the case of Base Rate Loans or must be at least three (3) Business Days after the date hereof in the case of Term SOFR Loans.

B-1-2

EXHIBIT B-2

NOTICE OF ELECTION

[Date]

U.S. Bank National Association,
214 N. Tryon St., 35th Floor

Charlotte, NC 28202

Attn: Michael Temnick

Title: Vice President

704-335-2807

michael.temnick@usbank.com

National Syndicated Lending Services

Laurie Mahaffey

555 SW Oak Street

Portland, OR 97204

laurie.mahaffey@usbank.com

Email: agencyserviceslcmshared@usbank.com

Ladies and Gentlemen:

The undersigned, Spire Missouri Inc. (the “Borrower”), refers to the Loan Agreement, dated as of January 5, 2023, among the Borrower, certain Banks from time to time parties thereto, and you, as the Administrative Agent for the Banks (as amended, modified, restated or supplemented from time to time, the “Loan Agreement,” the terms defined therein being used herein as therein defined), and, pursuant to Section 2.04 of the Loan Agreement, hereby gives you, as the Administrative Agent, irrevocable notice that the Borrower has elected to [convert] [continue]1 Loans under the Loan Agreement, and to that end sets forth below the information relating to such election (the “Proposed Election”) as required by Section 2.04 of the Loan Agreement:

(i)          The Proposed Election is requested to be made on ________________.2

1 Insert “convert” or “continue” throughout the notice, as applicable.
2 May be the current Business Day in the case of any election to convert Term SOFR Loans into Base Rate Loans or must be at least three (3) Business Days after the date hereof in the case of any election to convert Base Rate Loans into, or continue, Term SOFR Loans, and additionally, in the case of any election to convert Term SOFR Loans into Base Rate Loans, or to continue Term SOFR Loans, shall be the last day of the Interest Period applicable to such Term SOFR Loans.

(ii)         The Proposed Election involves $________________3 in aggregate principal amount of Loans made pursuant to a borrowing on ______________,4 which Loans are presently maintained as [Base Rate] [Term SOFR] Loans and are proposed hereby to be [converted into Base Rate Loans] [converted into Term SOFR Loans] [continued as Term SOFR Loans].5

(iii)        [The initial Interest Period for the Loans being [converted into] [continued as] Term SOFR Loans pursuant to the Proposed Election shall be [one/three months].]6

The Borrower hereby certifies that the following statement is true both on and as of the date hereof and on and as of the effective date of the Proposed Election: no Default or Event of Default has or will have occurred and is continuing or would result from the Proposed Election.

Very truly yours,

SPIRE MISSOURI INC.

Name:
Title:

3 Amount of the Proposed Election must comply with Section 2.04(a) of the Loan Agreement.
4 Insert the applicable initial borrowing date for the Loans being converted or continued.

5 Complete with the applicable bracketed language.

6 Include this clause in the case of a Proposed Election involving a conversion of Base Rate Loans into, or continuation of, Term SOFR Loans, and select the applicable Interest Period.

B-2-2

EXHIBIT C

COMPLIANCE CERTIFICATE

THIS COMPLIANCE CERTIFICATE (this “Certificate”) is delivered pursuant to the Loan Agreement, dated as of January 5, 2023 (the “Loan Agreement”), among Spire Missouri Inc., a Missouri corporation (the “Borrower”), the Banks from time to time parties thereto, and U.S. Bank National Association, as the Administrative Agent. Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan Agreement.

The undersigned hereby certifies that:

1.         The undersigned is a duly elected Financial Officer of the Borrower.

2.         Consolidated financial statements of the Borrower as of _______________, and for the fiscal [quarter]/[year] then ended, have been made available electronically to the Administrative Agent, as described under Section 6.01(a) of the Loan Agreement. Such financial statements have been prepared in accordance with GAAP [(subject to the absence of notes required by GAAP and subject to normal year-end adjustments)]1 and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis for such period.

3.         Based upon a review of activities of the Borrower and its Subsidiaries and the financial statements during the period covered by such financial statements, as of the date of this Certificate there exists no Default or Event of Default. [,except as set forth below].

[Describe here or in a separate attachment any exceptions to paragraph 3 above by listing, in reasonable detail, the nature of the Default or Event of Default, the period during which it existed and the action that the Borrower has taken or proposes to take with respect thereto.]

4.         Attached to this Certificate as Attachment A is a covenant compliance worksheet reflecting the computation of the financial covenants set forth in Section 6.02 of the Loan Agreement as of the last day of and for the period covered by the financial statements enclosed herewith.

1 Insert in the case of quarterly financial statements.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the _________ day of __________________, _____.

Very truly yours,

SPIRE MISSOURI INC.

Name:
Title:

C-2

ATTACHMENT A

COVENANT COMPLIANCE WORKSHEET

Consolidated Capitalization Ratio (Section 6.02 of the Loan Agreement)

(1)	Consolidated Debt as of the date of determination Add Lines 1(a) through 1(h)			$__________
	(a)	all indebtedness of the Borrower and its Subsidiaries for borrowed money or incurred in connection with the purchase or other acquisition of property (other than trade accounts payable incurred in the ordinary course of business not more than ninety (90) days past due) including, but not limited to, obligations of the Borrower and its Subsidiaries evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made	$___________
	(b)	all Capitalized Lease Obligations of the Borrower and its Subsidiaries	$___________
	(c)	aggregate undrawn face amount of all letters of credit and/or surety bonds issued for the account and/or upon application of the Borrower and its Subsidiaries together with all unreimbursed drawings with respect thereto	$___________
	(d)	indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired	$___________
	(e)	Disqualified Capital Stock issued by the Borrower and its Subsidiaries, with the amount of indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price	$___________
	(f)	principal balance outstanding and owing by the Borrower and its Subsidiaries under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product (but excluding, for the avoidance of doubt, any lease that constitutes an operating lease and not a Capitalized Lease under GAAP)	$___________
	(g)	Guarantees by the Borrower and its Subsidiaries of Debt of others	$___________

	(h)	all indebtedness of the types referred to in 1(a) through 1(g) above (i) of any partnership or unincorporated joint venture in which the Borrower or any of its Subsidiaries is a general partner or joint venturer to the extent the Borrower or such Subsidiary is liable therefor or (ii) secured by any Lien (other than leases qualified as operating leases under GAAP) on any property or asset owned or held by the Borrower or such Subsidiary regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by the Borrower or is nonrecourse to the credit of the Borrower or such Subsidiary, the amount thereof being equal to the value of the property or assets subject to such Lien	$___________
(2)	Consolidated Capitalization Add Lines 2(a) and 2(b)			$__________
	(a)	Consolidated Debt (from Line 1 above)	$___________
	(b)	Consolidated Net Worth (from Line 3 below)	$___________
(3)	Consolidated Net Worth Add lines 3(a) and 3(b)			$__________
	(a)	Amount of Capital Stock accounts (net of treasury stock, at cost) of the Borrower and its Subsidiaries as of the date of determination	$___________
	(b)	Surplus (or deficit) and retained earnings of the Borrower and its Subsidiaries as of the date of determination	$___________
(4)	Consolidated Capitalization Ratio Divide Line 1 by Line 2			__________
(5)	Maximum Consolidated Capitalization Ratio as of the date of determination		70%

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

THIS ASSIGNMENT AND ASSUMPTION (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Name of Assignor] (the “Assignor”) and [Name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Bank under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Loan Agreement (including, without limitation, all Loans owing to the Assignor and any Guarantees included thereunder) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor. Assignee shall deliver (if it is not already a Bank) to the Administrative Agent an Administrative Questionnaire.

1.         Assignor:             ______________________________

2.         Assignee:             ______________________________

[and is an Affiliate/Approved Fund of [identify Bank]1]

3.         Borrower:            Spire Missouri Inc.

4.         Administrative Agent: U.S. Bank National Association, as the Administrative Agent under the Loan Agreement.

1 Select as applicable.

5.         Loan Agreement: Loan Agreement, dated as of January 5, 2023 (as amended, modified, restated or supplemented from time to time, the “Loan Agreement”), among the Borrower, certain Banks from time to time parties thereto (the “Banks”), and U.S. Bank National Association, as the Administrative Agent.

6.         Assigned Interest:

Aggregate Amount of Commitment/ Loans for all Banks	Amount of Commitment/ Loans Assigned[2]	Percentage Assigned of Commitment/ Loans[3]	CUSIP Number[4]
$	$	%

7.         [Trade Date:         _________________]5

8.         Effective Date:         _________________ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

2 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.
4 Insert if applicable.
5 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:

Title:

Consented to and Accepted:

U.S. Bank National Association,
as the Administrative Agent

By:

Title:

[Consented to:][6]

[NAME OF RELEVANT PARTY]

By:

Title:

6 To be added only if the consent of Borrower and/or other parties is required by the terms of the Loan Agreement.

ANNEX 1 to Assignment and Assumption

Loan Agreement, dated as of January 5, 2023 among Spire Missouri Inc., as the Borrower, certain Banks from time to time parties thereto, and
U.S. Bank National Association, as the Administrative Agent

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1          Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Transaction Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Transaction Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Transaction Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Transaction Document.

1.2          Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Loan Agreement, (ii) it meets all requirements of an eligible Assignee under Section 9.09 of the Loan Agreement (subject to receipt of such consents as may be required under the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01(a) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) if it is a Foreign Bank, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Transaction Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Transaction Documents are required to be performed by it as a Bank.

2.             Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy, PDF or electronic communication as contemplated by Section 9.12 of the Loan Agreement shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including E-SIGN, the New York State Electronic Signatures and Records Act, or any other similar state laws based on UETA.